AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                                     REGISTRATION NO. 333-26185
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                        STREAM INTERNATIONAL INC.

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)(1)
                                ---------------
         DELAWARE                    7379                    364003866
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                ---------------

                                 275 DAN ROAD,
                          CANTON, MASSACHUSETTS 02021

                              (781) 575-6800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              STEPHEN D.R. MOORE

                        STREAM INTERNATIONAL INC.
                                 275 DAN ROAD
                          CANTON, MASSACHUSETTS 02021

                              (781) 575-6800

                            FAX (781) 575-6973
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE AND FAX
              NUMBERS, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

         MARK G. BORDEN, ESQ.                EDWIN L. MILLER, JR., ESQ.
           HALE AND DORR LLP               TESTA, HURWITZ & THIBEAULT, LLP
            60 STATE STREET                        125 HIGH STREET
      BOSTON, MASSACHUSETTS 02109            BOSTON, MASSACHUSETTS 02110
            (617) 526-6000                         (617) 248-7000
          FAX (617) 526-5000                     FAX (617) 248-7100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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-------------------------------------------------------------------------------

                                                        PROPOSED
                                                        MAXIMUM        AMOUNT
                                                       AGGREGATE         OF
               TITLE OF EACH CLASS OF                OFFERING PRICE REGISTRATION
            SECURITIES TO BE REGISTERED                   (2)         FEE (3)
--------------------------------------------------------------------------------
Common Stock, $.01 par value per share.............   $134,092,250    $45,455

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Subsequent to the initial filing of this Registration Statement, the Registrant changed its name from Stream International Holdings Inc. to Stream International Inc.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) Previously paid.            ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                          DECEMBER 23, 1997

                             3,445,000 Shares

                                      LOGO
                                  Common Stock
                                   --------

  Of the 3,445,000 shares of Common Stock offered hereby, 1,925,000 are being sold by Stream International Inc. ("Stream" or the "Company") and 1,520,000 are being sold by R.R. Donnelley & Sons Company ("R.R. Donnelley") and certain of its affiliates (collectively, the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price
will be between $    and $    per share. See "Underwriting" for the factors to
be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "STRM."

  Upon completion of this offering, R.R. Donnelley and certain of its affiliates will own approximately 49.3% of the outstanding Common Stock of the Company (approximately 43.2% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                                   --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PRICE  UNDERWRITING   PROCEEDS   PROCEEDS TO
                                     TO   DISCOUNTS AND     TO        SELLING
                                   PUBLIC  COMMISSIONS  COMPANY (1) STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share........................    $          $            $           $
--------------------------------------------------------------------------------
Total (2)........................   $         $            $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting expenses of the offering payable by the Company, estimated at $2,000,000.

(2) R.R. Donnelley and certain of its affiliates have granted the Underwriters a 30-day option to purchase up to 516,750 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Stockholders will be $   , $    and $   , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the
offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about    ,
1998.

                              Joint Lead Managers

BT ALEX. BROWN
                                                                LEHMAN BROTHERS

                                   --------

J.P. MORGAN & CO.                                          SALOMON SMITH BARNEY


                 THE DATE OF THIS PROSPECTUS IS    , 1998.

                       [INSIDE COVER PAGE OF PROSPECTUS]

[LEFT PANEL]

  TOP LEFT OF PANEL: PHOTOGRAPH OF A GLOBE SHOWING NORTH AMERICA

  MIDDLE RIGHT OF PANEL: "TECHNICAL SUPPORT SERVICES"

  TOP RIGHT OF PANEL: PARAGRAPH WRITTEN IN ORANGE LETTERING "STREAM CURRENTLY HANDLES CALLS FROM MORE THAN 4,600 WORKSTATIONS IN NINE CALL CENTERS IN THE UNITED STATES, FRANCE, THE NETHERLANDS AND THE UNITED KINGDOM." PARAGRAPH WRITTEN IN BLUE LETTERING "STREAM HAS PURSUED A STRATEGY OF GEOGRAPHIC EXPANSION, WITH THREE CALL CENTERS IN EUROPE, A JOINT VENTURE IN JAPAN AND SUPPORT CAPABILITIES IN ELEVEN LANGUAGES."

  BOTTOM OF PANEL: GRAPHICAL IMAGE OF WORLD MAP INDICATING LOCATIONS OF STREAM CALL CENTERS

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[MIDDLE PANEL]

  TOP CENTER: PARAGRAPH IN BLUE LETTERING "STREAM PROVIDES TECHNICAL SUPPORT SERVICES VIA TELEPHONE, E-MAIL AND THE INTERNET PRIMARILY TO THE CUSTOMERS OF SOFTWARE PUBLISHERS, HARDWARE MANUFACTURERS AND ONLINE SERVICE PROVIDERS, AND DIRECTLY TO CORPORATE CUSTOMERS."

  TOP CENTER: "MARKET FOCUS AND CUSTOMER SERVICES"

  MIDDLE UPPER LEFT OF PANEL: PHOTOGRAPH OF THE LEFT SIDE OF A COMPUTER
MONITOR

  MIDDLE UPPER RIGHT OF PANEL: PHOTOGRAPH OF THE RIGHT SIDE OF A COMPUTER MONITOR DISPLAYING A GRAPH

  MIDDLE LOWER LEFT OF PANEL: PHOTOGRAPH OF COMPUTER HARDWARE

  MIDDLE OF LOWER RIGHT OF PANEL: PHOTOGRAPH OF COMPUTER HARDWARE

  BOTTOM OF PANEL: FOUR PARAGRAPHS ALIGNED SIDE-BY-SIDE ENTITLED: "SOFTWARE PUBLISHER," "HARDWARE MANUFACTURER," "ONLINE SERVICE PROVIDER," AND "CORPORATE HELP DESK." THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "SOFTWARE PUBLISHER:" "STREAM SUPPORT SERVICES ADDRESS OPERATING ENVIRONMENTS, APPLICATIONS, DATABASES, COMMUNICATION AND NETWORK TOOLS, AND SYSTEM TOOLS." THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "HARDWARE MANUFACTURER:" "STREAM PROVIDES SUPPORT FOR A VARIETY OF HARDWARE PRODUCTS, INCLUDING PCS, PERIPHERALS AND REMOTE ACCESS SERVERS, AS WELL AS THEIR ASSOCIATED SOFTWARE APPLICATIONS." THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "ONLINE SERVICE PROVIDER:" "STREAM SUPPORTS INTERNET AND INTRANET PRODUCTS THROUGH THE TELEPHONE AND E-MAIL." THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "CORPORATE HELP DESK:" "STREAM SUPPORTS LARGE CORPORATIONS THAT OUTSOURCE HARDWARE AND SOFTWARE HELP DESK SUPPORT TO THIRD PARTIES."

[RIGHT PANEL]

  TOP MIDDLE PANEL: PARAGRAPH IN BLUE LETTERING "STREAM IS A LEADING PROVIDER OF OUTSOURCE TECHNICAL SUPPORT SERVICES. ITS SCALE OF OPERATIONS AND INFRASTRUCTURE ALLOW IT TO IMPLEMENT SUPPORT FOR THE GROWING INFORMATION TECHNOLOGY INDUSTRY."

  RIGHT MIDDLE PANEL: "TECHNICAL SUPPORT SPECIALISTS"

  LEFT CENTER OF PANEL: PHOTOGRAPH OF STREAM TRAINING SESSION IN PROGRESS AND ORANGE INDICATOR WITH ORANGE LETTERING "ONGOING SERVICE AGENT TRAINING"

  MIDDLE OF PANEL: PHOTOGRAPH OF STREAM SERVICE AGENT AT A WORKSTATION HANDLING A TELEPHONE SUPPORT REQUEST AND ORANGE INDICATOR WITH ORANGE LETTERING "HIGHLY-SKILLED SERVICE PROFESSIONALS." PHOTOGRAPH OF COMPUTER MONITOR AND PHOTOGRAPH OF MAN MONITORING COMPUTER EQUIPMENT WITH ORANGE INDICATOR AND ORANGE LETTERING "FOCUS ON TECHNOLOGY AND TECHNICAL SUPPORT."

  BOTTOM OF PANEL: ORANGE LETTERING "STREAM'S SERVICE AGENTS ANSWER QUESTIONS, DIAGNOSE PROBLEMS AND RESOLVE TECHNICAL DIFFICULTIES, RANGING FROM SIMPLE ERROR MESSAGES TO WIDE AREA NETWORK FAILURES."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Stream is a leading worldwide provider of outsource technical support services. The Company provides support services via the telephone, e-mail and the Internet primarily to customers of leading software publishers, hardware manufacturers and online service providers. The Company's service agents answer questions, diagnose problems and resolve technical difficulties, ranging from simple error messages to wide area network failures. The Company employs more than 3,500 service agents, who resolve inquiries in 11 languages at nine call centers located in the U.S., France, the Netherlands and the U.K. By focusing on technical support, a more complex activity than traditional teleservices, Stream believes that it is able to differentiate itself from its competitors and provide its clients with high quality service and a cost-effective solution to their technical support needs.

  Stream's clients include software publishers such as Microsoft, Netscape and Symantec; hardware manufacturers such as Apple Computer and Hewlett-Packard; and online service providers such as CompuServe, The Microsoft Network and Sprint. The Company also provides support for companies in emerging market segments such as online financial services and interactive video services. In addition, the Company provides corporate help desk services to major corporations, including Norrell Services and Shell. The Company has recently begun to offer its services directly to end users in the consumer/SOHO market. Stream's corporate client base has grown from three clients in 1992 to 166 clients as of October 1, 1997, and the Company currently supports over 250 products for its top ten clients.

  The Company's commitment to quality service has been critical to its ability to establish and maintain client relationships. The Company has won numerous awards for its services, including Software Support Professionals Association STAR Awards for Software Technical Assistance for the last four years and EuroChannel's Innovator Award in 1996. The Company was also recently given special recognition by Microsoft for excellence in technical support as a Microsoft Authorized Support Center. The Company's ability to provide high quality service is enhanced by its advanced technologies and systems, including automatic call distributors, computer telephony integration, call tracking software and relational database information systems. In addition, Stream utilizes sophisticated in-house and client database technology to capture and utilize information gathered from the millions of support requests received annually. Because of the complex nature of its services, Stream believes a key component of its success is its ability to attract, retain and manage a well-trained work force. The Company employs experts in numerous products and platforms, ranging from advanced programming languages such as C++ and VisualBasic to common desktop applications.

  Growing product complexity, shorter product life cycles and an increasing number of products and multi-vendor computer and network configurations have increased the demand for technical support services. At the same time, software publishers, hardware manufacturers, online service providers and other organizations are finding it increasingly difficult and expensive to service all their needs in-house. Technical support is especially challenging to undertake as a non-core function because of the need for ongoing capital investment in specialized equipment, the attendant workforce management challenge and the inherent need for scale. As a result, companies are increasingly outsourcing these services to third-party providers as part of an overall effort to focus internal resources on core competencies, improve operating efficiencies and reduce costs. Dataquest estimates that outsource technical support services provided by third parties to software publishers, hardware manufacturers and online service providers totaled approximately $2 billion in 1996. In addition, corporations are increasingly seeking to outsource their internal help desk functions. The Gartner Group predicts that more than 40% of companies with internal help desks will outsource a portion of this function by 1998, compared to 15% in 1995.

  The Company believes it is well-positioned to capitalize on the accelerating trend toward outsourcing technical support services. Key elements of the Company's growth strategy include: (i) expanding relationships with existing clients as they develop new products and continue to outsource technical support activity, (ii) establishing new client relationships, especially in the online service provider and corporate help desk markets, (iii) capitalizing on the growth of technology-enabled products as companies increasingly incorporate technology into products and services and (iv) pursuing strategic alliances and acquisitions.

                               THE REORGANIZATION

  The Company's outsource technical support business began in 1992 as a unit of Corporate Software Incorporated ("CSI"), which sold and licensed software products and services to major corporations ("Corporate Software & Technology" or the "Corporate Software & Technology Business"). CSI established its technical support business unit in response to demands from key clients that were increasingly seeking to outsource technical support. In December 1993, Software Holdings, Inc. ("SHI"), which was organized by members of management of CSI, certain affiliates of Bain Capital, Inc. ("Bain") and certain other investors, purchased CSI from its public stockholders. In 1995, CSI and the Global Software Services Division ("Modus Media International" or the "MMI Business") of R.R. Donnelley combined to form the Stream family of companies (the "CSI-MMI Merger"). Modus Media International is a leading provider of outsource manufacturing services to major software publishers and OEMs.

  Prior to the closing of this offering, the Company will complete a reorganization (the "Reorganization") pursuant to which (i) the Company and certain of its subsidiaries have contributed to two subsidiaries (the "Spin-Off Subsidiaries") the Corporate Software & Technology Business and MMI Business (the "Drop-Down") and (ii) the Company will distribute to the Company's stockholders all of the outstanding voting stock of the Spin-Off Subsidiaries owned by the Company (the "Spin-Off Distribution"). Accordingly, upon consummation of the Reorganization, the only business conducted by the Company will be the outsource technical support business. The consummation of the Reorganization is a condition to the closing of this offering. Purchasers of Common Stock in this offering will not receive any part of the Spin-Off Distribution.

  R.R. Donnelley and certain of its affiliates own approximately 87.4% of the outstanding Common Stock of the Company. Upon the closing of this offering, R.R. Donnelley and its affiliates will own approximately 49.3% of the outstanding Common Stock of the Company (43.2% if the Underwriters' over-allotment option is exercised in full). R.R. Donnelley has agreed that for a period of three years following the effective date of the Registration Statement relating to this offering it will not purchase any additional shares of Common Stock that would result in it and its affiliates owning 50% or more of the Company's outstanding Common Stock. See "Certain Transactions" and "The Reorganization."
                                  THE OFFERING

Common Stock offered by the Company................. 1,925,000 shares
Common Stock offered by the Selling Stockholders.... 1,520,000 shares
Common Stock to be outstanding after the offering... 8,413,961 shares (1)
Use of proceeds..................................... Capital expenditures, working capital and general
                                                     corporate purposes
Proposed Nasdaq National Market symbol.............. STRM

--------

(1) Excludes options to purchase 330,496 shares of Common Stock outstanding as of October 1, 1997 at a weighted average exercise price of $39.22. Upon the effectiveness of this offering, the Company plans to reduce the exercise price of 152,319 of these options to a price equal to 100% of the initial public offering price. The Company plans upon the closing of this offering to grant options to employees for approximately 1,008,000 shares of Common Stock, vesting over four years, at an exercise price equal to the fair market value of the Common Stock on the closing date.

            SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                       NINE MONTHS
                                 YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                         ----------------------------------------  --------------------
                          1992   1993    1994    1995      1996      1996       1997
                         ------ ------- ------- -------  --------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA (1):
 Revenues............... $2,842 $14,074 $37,388 $78,243  $155,498  $ 109,399  $ 139,308
 Cost of services.......  1,560   9,905  22,891  57,338   117,309     83,580     99,476
 Selling, general and
  administrative
  expenses..............    872   3,661  10,646  23,994    39,110     27,649     34,583
 Nonrecurring charges
  (2)...................    --      --      --      --      4,500        --       2,000
 Income (loss) from op-
  erations..............    410     508   3,851  (3,089)   (5,421)   (1,830)      3,249
 Income (loss) from
  operations excluding
  nonrecurring charges..    410     508   3,851  (3,089)     (921)   (1,830)      5,249
 Net income (loss)......    227     284   2,127  (2,272)   (4,685)   (1,490)      1,342
 Pro forma net income
  (loss) per
  common share (3)...... $  .04 $   .04 $   .33 $  (.35) $   (.72) $    (.23) $     .21
 Pro forma weighted
  average common shares
  outstanding (3).......  6,389   6,389   6,389   6,438     6,480      6,470      6,489
OPERATING DATA (AT PE-
 RIOD END):
 Call centers...........      1       5       6      10        11         11          9

                                                           SEPTEMBER 30, 1997
                                                         -----------------------
                                                         ACTUAL  AS ADJUSTED (4)
                                                         ------- ---------------
BALANCE SHEET DATA (1):
 Cash and cash equivalents.............................. $11,102      $
 Working capital........................................  22,388
 Total assets...........................................  86,982
 Long-term obligations, net of current portion..........   3,615
 Total stockholders' equity.............................  52,976

--------
(1) Gives effect to the Reorganization. The historical consolidated financial data may not be indicative of the Company's future performance and do not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered.

(2) During the fiscal year ended December 31, 1996, the Company recorded a pre-tax charge of $4.5 million associated with the consolidation of certain European facilities, recruitment of certain members of management and establishment of new compensation and benefit plans. During the nine months ended September 30, 1997, the Company recorded an additional charge of $2.0 million associated with the consolidation of certain European locations primarily for employee termination benefits. See Note 5 of Notes to Consolidated Financial Statements.

(3) Gives effect to (i) the automatic conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock, (ii) the reclassification of all shares of Class A Common Stock and Class A-1 Common Stock as Common Stock and (iii) a one-for-12.35 reverse stock split of the Company's Common Stock, in each case prior to the closing of this offering.


(4) Adjusted to give effect to the receipt and application by the Company of the estimated net proceeds to the Company from the sale of shares in this
    offering based upon an assumed initial public offering price of $   per
    share. See "Use of Proceeds."
                                    --------

  Unless otherwise indicated, all information in this Prospectus assumes and gives effect to: (i) the consummation of the Reorganization prior to the closing of this offering, (ii) the automatic conversion of all outstanding shares of Class B-V Common Stock and Class B-N Common Stock (collectively, "Class B Common Stock") into shares of Class A Common Stock, the reclassification of all shares of Class A Common Stock and Class A-1 Common Stock (collectively, "Class A Common Stock") as Common Stock and a one-for-
12.35 reverse stock split of the Company's Common Stock, in each case prior to the closing of this offering (collectively, the "Reclassification"), and (iii) the assumption by the Company of approximately $81.3 million of indebtedness to R.R. Donnelley and the exchange of such indebtedness for Common Stock of the Company in connection with the Drop-Down, and also assumes no exercise of the Underwriters' over-allotment option. See "Certain Transactions," "The Reorganization" and "Underwriting."

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements that involve substantial known and unknown risks and uncertainties. When used in this Prospectus, the terms "anticipates," "expects," "estimates," "believes" and similar terms as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements may differ materially from those expressed or implied by such forward-looking statements. In addition to the other information presented in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Dependence on Key Clients. An aggregate of approximately 40%, 57% and 73% of the Company's revenues in 1996, 1995 and 1994, respectively, were attributable to Microsoft Corporation ("Microsoft"), including The Microsoft Network ("MSN"). In addition, approximately 13%, 12% and 12% of the Company's revenues in 1996 were attributable to Hewlett-Packard Company, Incorporated ("Hewlett-Packard"), Compaq Computer Corporation ("Compaq") and CompuServe Incorporated ("CompuServe"), respectively. In the nine months ended September 30, 1997, Microsoft accounted for approximately 45% of the Company's revenues and Hewlett-Packard accounted for approximately 23%. In 1997, the Company's relationship with Compaq terminated and the Company's relationship with CompuServe accounted for an insignificant portion of revenues. In the first nine months of 1997, MSN accounted for approximately 23% of the Company's revenues. As a result of competitive factors in the online services industry, the Company expects that its revenues from MSN will decline significantly commencing in the fourth quarter of 1997. In addition, there can be no assurance that the Company's revenues from other key clients will not decline in future periods. The Company's ten largest clients accounted for approximately 92% of the Company's revenues in 1996.

  The Company's agreements with its clients have limited terms, typically one year, and there can be no assurance that the Company's clients will renew or extend their current agreements. In addition, the Company's clients typically utilize additional technical support providers and retain broad discretion over the ongoing allocation of support requests among such providers. The loss of, or the failure to retain a significant amount of business with, any key client could have a material adverse effect on the Company. In addition, many of the Company's agreements with its key clients generate revenues based on the number of support requests received by the Company or the time spent on such requests. Consequently, the amount of revenues generated from a client is generally dependent upon consumers' use of the client's products and the support needs of such products. With respect to client agreements that provide for pricing on a per-call basis, the Company's profitability may be adversely affected if the Company receives fewer support requests than anticipated or the time spent in resolving inquiries is greater than anticipated.

  The Company's agreements with key clients provide that, in the event the Company fails to meet specified performance criteria, the clients can terminate the agreements on short notice. Any failure by the Company to meet performance requirements or a cancellation of, or decrease in, the services requested by a key client could have a material adverse effect on the Company. In addition, the Company may be required to rapidly expand its operations to meet the demands of its clients. Such rapid changes to the size of the Company's operations and employee base could involve significant costs, including costs associated with employee hiring and training, the purchase of additional workstations, equipment and technology and the establishment of additional call centers. Certain client agreements also provide that specified information obtained by the Company as a result of support requests is the property of the client, and therefore, upon the termination of any such client relationship, the Company will be required to discontinue use of such information. See "Business--Clients."

  History of Operating Losses. The Company has incurred operating losses in each of the last two fiscal years. At September 30, 1997, the Company's accumulated deficit was approximately $3.0 million.

In order to sustain profitability, the Company must continue to successfully market and sell its support services to major clients, improve operating efficiencies and otherwise manage costs, including costs associated with future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Competition. The industry in which the Company competes is extremely competitive and highly fragmented. The Company believes many of its clients purchase technical support services primarily from a limited number of preferred vendors. The Company's competitors include corporations that may possess greater resources, greater name recognition and a more established client base than the Company. The Company believes its principal competitors are currently Keane, Inc. ("Keane"), National TechTeam, Inc. ("National TechTeam"), SITEL Corporation ("SITEL"), Sykes Enterprises, Incorporated ("Sykes"), TeleTech Holdings, Inc. ("TeleTech") and Wang Laboratories, Inc. ("Wang"). In addition, the Company competes with the internal technical support divisions of organizations that provide technical support through in-house personnel. As a result of this competition, client agreements may be subject to pricing pressure, and competition for contracts for certain of the Company's services may take the form of competitive bidding in response to requests for proposals. In addition, clients may require vendors to provide services in multiple locations and meet client volume and satisfaction thresholds. Such pricing pressures and contract terms could have a material adverse effect on the Company. There can be no assurance that the Company will be able to compete effectively with existing or future competitors or in-house technical support operations. See "Business--Competition."

  Ability to Manage Growth. The Company has significantly expanded its operations since it began providing outsource technical support services in 1992. Since 1992, the number of call centers has increased from one to nine, and since 1994, the number of employees, including temporary and part-time employees, of the Company has grown from approximately 1,300 to over 3,800. This expansion has placed significant demands on the Company's operational, administrative and financial resources, and any continued growth may place additional significant strain on its resources. The Company's future performance and profitability will depend in part on its ability to successfully attract and retain qualified management personnel to manage the growth and operations of the Company's business as well as its ability to hire a significant number of additional service agents as required. In addition, the Company has added workstation capacity in the United States in the fourth quarter of 1997 and anticipates adding additional workstation capacity in North America and Europe in 1998. The failure to establish additional workstations, call centers or other facilities as needed in a timely and cost-effective manner could have a material adverse effect on the Company. Any future strategic alliances or acquisitions of businesses, operations or technology, and the attendant challenge of integrating technology, personnel and quality assurance procedures, could also place significant demands on the Company. There can be no assurance that the Company will have sufficient resources or otherwise be able to maintain its historic rate of growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Operations and Quality Assurance," "Business-- Facilities," "Business--Employees" and "Management."

  Ownership by R.R. Donnelley. R.R. Donnelley and certain of its affiliates, who are the Selling Stockholders in this offering, own approximately 87.4% of the outstanding Common Stock of the Company. Upon the closing of this offering, R.R. Donnelley and its affiliates will own approximately 49.3% of the outstanding Common Stock of the Company (43.2% if the Underwriters' over-allotment option is exercised in full). As a result, R.R. Donnelley will have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors of the Company. In addition, one member of the Board of Directors of the Company has been designated by R.R. Donnelley. The significant ownership interest of R.R. Donnelley may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Company's Common Stock might receive a premium for their shares over the prevailing market price of the Common Stock.

  Risks Relating to the Reorganization. The Company has historically depended on the businesses transferred to the Spin-Off Subsidiaries and on R.R. Donnelley for certain financial, tax, insurance, payroll, employee benefits, information technology and other services. In connection with the Reorganization, the Company has entered into agreements with the Spin-Off Subsidiaries (collectively, the "Transitional Service Agreements") for the continued provision after the Drop-Down of certain services formerly shared among such entities or provided by R.R. Donnelley. Pursuant to the Transitional Service Agreements, the Company receives from the Spin-Off Subsidiaries certain tax, employee benefits and other services, and the Company provides to the Spin-Off Subsidiaries certain legal services and information technology services. Each party to the Transitional Service Agreements is generally prohibited from hiring the employees of the other party and from using or disclosing the other party's confidential information other than in connection with the performance of its obligations under such agreements.

  The Transitional Service Agreements generally terminate by the first quarter of 1998. After such termination, the Company will be required to provide such services internally or find a third-party provider of such services. There can be no assurance that the Company will be able to secure the provision of such services on comparable terms. The Company's historical financial statements reflect an allocation of expenses in connection with the services covered by the Transitional Service Agreements.

  The Company has incurred, and anticipates incurring in the future, higher payroll costs associated with the hiring of additional dedicated personnel and the addition of certain officers to replace employees who, until the Reorganization, provided services to the Spin-Off Subsidiaries and to the Company. These payroll costs were previously allocated in part to the businesses being transferred to the Spin-Off Subsidiaries. In addition, certain of the Company's services have been sold to corporate accounts on a bundled basis with software provided by the businesses contributed to the Spin-Off Subsidiaries, and the Company plans to restructure these arrangements in 1998. There can be no assurance that the Company will not encounter difficulties in achieving sales of such services through its own sales agents and without being bundled with such software. In addition, the Company's reputation and the goodwill associated with its name could be materially adversely affected by the actions and reputation of the Spin-Off Subsidiaries, the businesses of which, until consummation of the Reorganization, will operate as units of Stream and, in some cases, under the Stream name.

  Prior to the time of the Drop-Down, the Spin-Off Subsidiaries were wholly owned by the Company. Following the Reorganization, approximately 86.1% of the outstanding voting stock of Corporate Software & Technology will be owned by R.R. Donnelley and its affiliates. In addition, R.R. Donnelley owns shares of non-voting preferred stock of Modus Media International. None of the agreements entered or to be entered into by the Company with the Spin-Off Subsidiaries resulted from "arm's length" negotiations. In addition, the Company did not retain separate counsel from that retained by the Spin-Off Subsidiaries in negotiating such agreements. The Company believes, however, that the terms of the Transitional Service Agreements are on a basis at least as favorable to the Company as those that would have been obtained from third parties on an arm's length basis and that they will be adequate to allow the Company to continue its business as previously conducted on an independent basis. Additional arrangements may be entered into between the Company, the Spin-Off Subsidiaries and R.R. Donnelley. The Company intends that, insofar as a determination can objectively be made, each future agreement or transaction between the Company and any affiliated parties (including the Spin-Off Subsidiaries and R.R. Donnelley) will be on terms at least as favorable to the Company as could be obtained from unaffiliated parties for comparable services or arrangements.

  In connection with the Reorganization, the Company has contributed to the Spin-Off Subsidiaries its Corporate Software & Technology Business and MMI Business and their related assets and liabilities. In addition, all of the indebtedness of the Parent Company (as defined herein) to R.R. Donnelley prior to the Drop-Down has been or will be converted into voting stock of the Company and Corporate Software & Technology and non-voting preferred stock of Modus Media International, and R.R. Donnelley has released the Company and the Spin-Off Subsidiaries from such indebtedness. Each Spin-Off Subsidiary will indemnify the Company from and against the respective liabilities assumed by such Spin-Off Subsidiary in the Reorganization, and R.R. Donnelley will guarantee for three years following the Drop-Down (which occurred in December
1997) the payment by the Spin-Off Subsidiaries of any such indemnification obligations (up to an aggregate of $100 million). The Company will, however, generally remain contingently liable for all liabilities that are assumed by the Spin-Off Subsidiaries. There can be no assurance that claims relating to such liabilities will not be asserted against the Company or that, if any such claim is successfully asserted, the Spin-Off Subsidiaries will have the financial resources to satisfy such claims or that the Company will be able to collect any indemnified amounts from the Spin-Off Subsidiaries or R.R. Donnelley on a timely basis, if at all. Any failure to collect such indemnified amounts, or delay in doing so, could have a material adverse effect on the Company.

  R.R. Donnelley has agreed (i) until the expiration of the applicable statutes of limitations, to indemnify the Company in respect of any income tax payable by the Company with respect to any gain realized by the Company as a result of the Drop-Down or the Spin-Off Distribution, which is not intended to be tax-free to the stockholders of the Company or to the Company, and (ii) to guarantee the payment by the Spin-Off Subsidiaries of any other income tax liabilities of the Company relating to the Spin-Off Subsidiaries' businesses, subject to offset or reimbursement to the extent the net operating loss carryforwards of the Company, immediately prior to the Drop-Down, are realized by the Company. The Company will, however, remain contingently liable for all such taxes and liabilities, and there can be no assurance any indemnified amounts will be collected from R.R. Donnelley. See "The Reorganization."

  Fluctuations in Quarterly Operating Results. The Company could experience quarterly variations in revenues and operating income as a result of many factors, including the introduction of new products, platforms, or technologies by clients or potential clients, the introduction of new services by the Company, actions taken by competitors, the timing of the establishment or termination of client agreements, the allocation of support requests by clients among various support providers, the timing of additional selling, general and administrative expenses incurred to acquire and support new or additional business and changes in the Company's revenue mix among its various service offerings. The Company's revenues in the fourth quarter of fiscal 1995 and 1996 increased in part due to the seasonally higher volume of calls attributable to its hardware manufacturer clients. In addition, the Company's revenues and operating profits (excluding nonrecurring charges) for the second and third quarters of 1997 were lower than for the first quarter of 1997 due primarily to the termination of the Company's agreement with Compaq and a significant reduction in call volumes from another hardware manufacturer. Many of the factors that could cause such variations are outside of the control of the Company. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenues under those contracts. The Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. The Company's revenues may be difficult to forecast because the Company's sales cycle is relatively long and may depend on factors such as the size and scope of assignments, the degree of penetration of clients' new products and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Attraction and Retention of Employees and Key Executives. The Company's business involves the delivery of professional services and is highly labor-intensive. The Company's growth and success depend largely upon its ability to attract, develop, motivate and retain highly skilled technical employees. The Company's industry is characterized by high personnel turnover. In addition, qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The inability to hire and retain technical personnel could have a material adverse effect on the Company, including its ability to secure client arrangements and meet client demands. In addition, a significant portion of the Company's costs consist of wages to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company. The success of the Company is also partially dependent upon the efforts, direction and guidance of its key executives. The Company carries no key person life insurance. The loss of any of the Company's key executives or its inability to attract and retain key executives in the future could have a material adverse effect on the Company. See "Business--Operations and Quality Assurance," "Business--Employees" and "Management."

  Risks Relating to International Operations. A portion of the Company's operations are conducted outside the U.S., and the Company intends to further expand its international operations. Currently, the Company operates three call centers in Europe, has approximately 500 permanent full-time employees outside of the U.S., participates in a joint venture in Japan and sells its services to clients in seven countries. In 1996, revenues from the Company's services outside the U.S. totaled approximately $21 million, representing 13% of the Company's total revenues.

  The Company's European operations, which began in 1994, are less mature than its U.S. operations and have incurred operating losses since inception. Several of these facilities were not originally designed or sited for use as call centers. As part of the Company's plan to lower costs and to build its European business, the Company is reorganizing and consolidating certain of its European operations and recorded a restructuring charge of $3.0 million in 1996 in connection with this reorganization. The Company has recorded an additional charge of approximately $2.0 million in the first quarter of 1997 in connection with this reorganization, and the Company expects its European operations to continue to incur operating losses in 1998. The ability of the European operations to achieve profitability will depend upon market growth and the Company's ability to continue to constrain costs. The Company plans in early 1998 to transfer operations in the Netherlands to a new facility. There can be no assurance the Company will not encounter difficulties in such transition.

  The Company may encounter difficulties in marketing, selling and delivering its services outside of the U.S. due to differences in cultures, languages and employment policies and differing political, social and economic systems. The Company is subject to risks associated with international operations and sales, including changes in foreign regulatory requirements, devaluations of currency and fluctuations in currency exchange rates, trade barriers and political and economic instability. Such risks could have a material adverse effect on the Company. See "Business--International Operations."

  Dependence on Growth of Outsource Technical Support Services Market. The Company derives all of its revenues from the sale of outsource technical support services. Accordingly, the Company's business and growth depend in large part on the industry trend toward outsourcing technical support services, an increasing number of products requiring support and an increasing demand for support services by corporations and individual end users. There can be no assurance that these trends will continue, as organizations may elect to perform such services in-house or the demand for support services may not continue to increase. A significant change in the direction of these trends could have a material adverse effect on the Company. See "Business-- Industry Background" and "Business--Competition."

  Risk of Emergency Interruption of Call Center Operations. The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company has taken precautions to protect itself and its clients from events that could interrupt delivery of the Company's services. These precautions include off-site storage of backup data, fire protection, physical security systems and rerouting of telephone calls to one or more of the Company's other call centers in the event of an emergency. There can be no assurance, however, that natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in the Company's ability to provide support services to its clients. The temporary or permanent loss of the Company's computer or telephone equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect on the Company. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that it may incur. See "Business--Operations and Quality Assurance" and "Business--Facilities."

  Risks Associated with Rapidly Changing Technology. The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company's failure to maintain the quality of its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company. The Company's future success will also be highly dependent on its ability to enhance existing services, service new products and platforms and introduce new services to respond to changing technological developments. There can be no assurance that the Company can successfully develop and bring to market any new services in a timely manner, that such services will be commercially successful or that competitors' technologies or services will not render the Company's services noncompetitive or obsolete. In addition, the Company began to implement a new workforce management system in 1997, which is designed to increase the utilization of service agents through improved scheduling. There can be no assurance the Company will be able to implement such system in a timely and cost-effective manner, that the establishment of such system will not cause interruptions to the Company's operations or that, once established, such system will be effectively utilized. The introduction of new products or platforms by clients or potential clients that require a lower level of expert technical support, that require the Company to hire or train additional employees or implement new systems or that are not supported by the Company and reduce the usage of products supported by the Company could have a material adverse effect on the Company. See "Business--Technology."

  Intellectual Property Risks. The Company licenses third party software that is important to its operations and the provision of its services, such as Aspect Telecommunication Corporation's automatic call distribution system and Scopus Technology, Inc.'s call tracking system. The inability of the Company to continue to license such software on commercially reasonable terms could have a material adverse effect on the Company. In addition, due to the nature of the Company's business, while the Company has implemented numerous policies and procedures to safeguard the confidential information of its clients, there can be no assurance that the Company will not be subject to a claim that it improperly used or disclosed proprietary client information. See "Business-- Intellectual Property."

  Antitakeover Provisions. The Company's Amended and Restated Certificate of Incorporation, as in effect upon the closing of this offering (the "Certificate of Incorporation"), requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Certificate of Incorporation also provides for a classified Board of Directors.

  The authorized but unissued capital stock of the Company includes 1,000,000 shares of preferred stock. The Board of Directors is authorized without further action by the stockholders to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up or that could otherwise adversely affect holders of the Common Stock or discourage or make difficult any attempt to obtain control of the Company. Also, Section 203 of the Delaware General Corporation Law, as amended from time to time (the "DGCL"), which is applicable to the Company following this offering, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. The Company has exempted R.R. Donnelley and its affiliates (and their direct transferees who acquire up to a 25% equity interest in the Company) from this restriction. These provisions, and other provisions of the Certificate of Incorporation, the Company's By-laws and the DGCL, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of the Company's Common Stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of the shares of the Company's Common Stock. Of the 8,413,961 shares of Common Stock to be outstanding upon completion of this offering, the 3,445,000 shares offered hereby will be freely tradeable without restriction. All of the remaining 4,968,961 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Of these restricted securities, approximately 88,757 shares that are not subject to the lock-up agreements described below will become eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Act and approximately 121,527 shares which are not subject to such lock-up agreements will become eligible for sale in the public market 90 days following the date of this Prospectus pursuant to Rule 144 or Rule 701 under the Act. Taking into consideration the effect of lock-up agreements entered into by all officers and directors and certain stockholders of the Company, an additional 4,813,927 shares will become eligible for sale in the public market upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rules 144 and 701. In addition, 95,996 shares of Common Stock subject to outstanding options and not subject to lock-up agreements will become eligible for public sale 90 days after the date of this Prospectus. The Company also intends to file a Registration Statement on Form S-8 enabling option holders to sell shares for which certain options are exercisable beginning 90 days after the date of this Prospectus. The holders of up to approximately 4,939,146 shares of Common Stock to be outstanding upon the closing of this offering are entitled to certain rights with respect to registration of such shares for sale to the public beginning 181 days after the effective date of this offering. See "Management--Compensation of Directors," "Management--Executive Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

  No Prior Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active public market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Representatives of the Underwriters and a Pricing Committee of the Board of Directors that will include a representative of R.R. Donnelley. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the technical support industry, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons unrelated or disproportionate to their operating performance. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company.

  Dilution; Potential Need for Additional Financing. Purchasers of shares of Common Stock in this offering will experience an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Additional dilution is likely to occur upon exercise of outstanding options. In addition, the Company could in the future require additional financing. There can be no assurance such financing would be available on acceptable terms, if at all, and any future equity financing could cause additional dilution to stockholders of the Company. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

  The Company was incorporated in Delaware in February 1995 and changed its name to "Stream International Holdings Inc." in February 1996 and to "Stream International Inc." in December 1997. Prior to and after the Reorganization, the Company's outsource technical support business has been and will be operated as a subsidiary of Stream International Inc. The only business conducted by the Company after the Reorganization will be the outsource technical support business. Unless the context otherwise requires, references in this Prospectus to "Stream" or the "Company" refer to Stream International Inc. and its subsidiaries after giving effect to the Reorganization, and references to the "Parent Company" refer to Stream International Inc. prior to the Reorganization. The Company's executive offices are located at 275 Dan Road, Canton, Massachusetts 02021, and its telephone number is (781) 575-6800.

  "Stream" is a service mark of the Company. All other service marks, trademarks and trade names used in this Prospectus are the property of their respective owners.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,925,000 shares of
Common Stock offered by the Company hereby are estimated to be $      after
deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming an initial public offering price
of $    per share. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders in this offering.

  Approximately $   million to $   million of the net proceeds of this
offering will be used to fund capital expenditures primarily for the expansion of operations, and any remaining net proceeds of this offering are expected to be used for working capital and general corporate purposes. A portion of the proceeds of this offering may also be used to fund potential acquisitions, although the Company is currently not a party to any commitments or negotiations with respect to any such transaction.

  Pending application of the proceeds of this offering, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to finance the operations and development of the business and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, the Company's bank credit facility contains certain restrictions on the payment of cash dividends.

                                CAPITALIZATION

  The following table sets forth as of September 30, 1997 (i) the actual capitalization of the Company, (ii) such capitalization on a pro forma basis to reflect the Spin-Off Distribution and the Reclassification and (iii) such pro forma capitalization of the Company as adjusted to reflect the receipt and application by the Company of the estimated net proceeds to the Company from the sale of 1,925,000 shares in this offering based upon an assumed initial
public offering price of $    per share. See "Use of Proceeds." This table
should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                       SEPTEMBER 30, 1997
                                                  -----------------------------
                                                                     PRO FORMA
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                  ------- --------- -----------
                                                         (IN THOUSANDS)
Short-term obligations........................... $ 1,286  $ 1,286    $1,286
                                                  =======  =======    ======
Long-term obligations, net of current portion.... $ 3,615  $ 3,615    $3,615
                                                  -------  -------    ------
Stockholders' equity (1):
  Net parent company investment..................  52,926      --        --
  Preferred Stock, $.01 par value; 1,000,000
   shares authorized, no shares issued or
   outstanding pro forma and pro forma as
   adjusted......................................     --       --        --
  Common Stock, $.01 par value; 50,000,000 shares
   authorized, 6,488,961 shares issued and
   outstanding pro forma, 8,413,961 shares issued
   and outstanding pro forma as adjusted.........     --        65        84
  Additional paid-in capital.....................     --    52,861
  Cumulative translation adjustments ............      50       50        50
                                                  -------  -------    ------
  Total stockholders' equity.....................  52,976   52,976
                                                  -------  -------    ------
  Total capitalization........................... $56,591  $56,591    $
                                                  =======  =======    ======

--------

(1) Excludes options to purchase 330,496 shares of Common Stock outstanding as of October 1, 1997 at a weighted average exercise price of $39.22. Upon the effectiveness of this offering, the Company plans to reduce the exercise price of 152,319 of these options to a price equal to 100% of the initial public offering price. The Company plans upon the closing of this offering to grant options to employees for approximately 1,008,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the closing date, vesting over four years.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1997, giving
pro forma effect to the Reorganization and the Reclassification, was $      ,
or $     per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value after September 30, 1997, other than to give effect to the receipt and application by the Company of the net proceeds from the sale of the 1,925,000 shares of Common Stock offered hereby by the Company
at an assumed initial public offering price of $    per share after deducting
the estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company as of September 30, 1997
would have been $      or $    per share. This represents an immediate
increase in pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution in pro forma net tangible book value of
$     per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.........................     $
  Pro forma net tangible book value per share at September 30, 1997..... $
  Increase per share attributable to new investors......................
                                                                         ---
Pro forma net tangible book value per share after the offering..........
                                                                             ---
Dilution per share to new investors.....................................     $
                                                                             ===

  The following table summarizes, on a pro forma basis as set forth above, as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering
price of $    per share):

                         SHARES PURCHASED     TOTAL CONSIDERATION
                         -------------------- -------------------------
                                                                       AVERAGE PRICE
                          NUMBER      PERCENT   AMOUNT       PERCENT     PER SHARE
                         ---------    ------- -----------    -----------------------
Existing stockholders... 6,488,961(1)   77.1% $                      %     $
New investors........... 1,925,000      22.9             (2)               $
                         ---------     -----  -----------     -------
Total................... 8,413,961     100.0% $                 100.0%
                         =========     =====  ===========     =======

--------

(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 4,968,961 shares or 59.1% of the total number of shares of Common Stock outstanding after this offering, and will increase the number of shares held by new investors to 3,445,000 or 40.9% of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

(2) Before deducting the estimated underwriting discounts and commissions and offering expenses.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected consolidated financial data presented below as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, are derived from the Company's Consolidated Financial Statements, included elsewhere in this Prospectus, and have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data presented below as of December 31, 1993 and 1994 and for each of the two years in the period ended December 31, 1993 are derived from internal company records and are unaudited. The selected consolidated financial data presented below as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 are derived from the Company's unaudited Consolidated Financial Statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical consolidated financial data give effect to the Reorganization and exclude the results of the Spin-Off Subsidiaries, may not be indicative of the Company's future performance and do not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Consolidated Financial Statements." These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                                                                       NINE MONTHS
                                 YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                         ----------------------------------------  --------------------
                          1992   1993    1994    1995      1996      1996       1997
                         ------ ------- ------- -------  --------  ---------  ---------
                             (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues............... $2,842 $14,074 $37,388 $78,243  $155,498  $ 109,399  $ 139,308
 Operating expenses:
  Cost of services......  1,560   9,905  22,891  57,338   117,309     83,580     99,476
  Selling, general and
   administrative
   expenses.............    872   3,661  10,646  23,994    39,110     27,649     34,583
  Nonrecurring charges
   (1)..................    --      --      --      --      4,500        --       2,000
                         ------ ------- ------- -------  --------  ---------  ---------
 Income (loss) from op-
  erations..............    410     508   3,851  (3,089)   (5,421)    (1,830)     3,249
 Interest expense.......    --      --      --      --        188        145        124
 Provision (benefit) for
  income taxes..........    183     224   1,724    (817)     (924)      (485)     1,783
                         ------ ------- ------- -------  --------  ---------  ---------
 Net income (loss)...... $  227 $   284 $ 2,127 $(2,272) $ (4,685) $  (1,490) $   1,342
                         ====== ======= ======= =======  ========  =========  =========
 Pro forma net income
  (loss) per common
  share (2)............. $  .04 $   .04 $   .33 $  (.35) $   (.72) $    (.23) $     .21
 Pro forma weighted
  average common shares
  outstanding (2).......  6,389   6,389   6,389   6,438     6,480      6,470      6,489
OPERATING DATA (AT
 PERIOD END):
 Call centers...........      1       5       6      10        11         11          9

                                            DECEMBER 31,
                                   ------------------------------
                                                                  SEPTEMBER 30,
                                    1993   1994    1995    1996       1997
                                   ------ ------- ------- ------- -------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA (3):
 Cash and cash equivalents........ $    2 $   162 $    21 $ 1,142    $11,102
 Working capital .................     34   3,469  13,350  19,910     22,388
 Total assets.....................  7,559  20,593  53,598  76,987     86,982
 Long-term obligations, net of
  current portion.................    938   2,505   1,734   3,952      3,615
 Total stockholders' equity.......  3,198  12,603  40,964  52,663     52,976

-------

(1) During the fiscal year ended December 31, 1996, the Company recorded a pre-tax charge of $4,500,000 associated with the consolidation of certain European facilities, recruiting certain members of management and establishing new compensation and benefit plans. Excluding such charges, loss from operations, net loss and pro forma net loss per common share for 1996 would have been $921,000, $1,385,000 and $0.21, respectively. During the period ended September 30, 1997, the Company recorded an additional charge of $2,000,000 associated with the consolidation of certain European locations primarily for employee termination benefits. Excluding such charges, income from operations, net income and pro forma net income per common share for the nine months ended September 30, 1997 would have been $5,249,000, $2,542,000 and $0.39, respectively. See Note 5 of Notes to Consolidated Financial Statements.

(2) Gives effect to the Reclassification.
(3) Balance sheet data are not available for 1992 since the Company was treated as a cost center of CSI.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company's outsource support business began in 1992 as a unit of CSI, which sold and licensed software products and services to major corporations. CSI began providing technical support in the mid-1980s as part of a bundled product offering. In response to demands from key clients that were seeking to outsource technical support, CSI established a separate business unit to provide such support. In 1995, CSI and the Global Software Services Division of R.R. Donnelley combined to form the Stream family of companies, consisting of the Company's outsource technical support business, the MMI Business and the Corporate Software & Technology Business. Prior to the closing of this offering, the Company will spin-off the MMI Business and Corporate Software & Technology Business to its stockholders. See "The Reorganization."

  From its inception, the Company's primary strategic focus has been to grow revenues and increase market share. The Company has made significant investments in its infrastructure, including investments in call centers, workstations, divisional and corporate personnel, management and systems. In late 1996, the Company implemented a number of initiatives designed to improve profitability, particularly with respect to its cost of services. These included aligning management compensation plans with profitability targets, reorganizing call center supervisor and management structures to improve efficiency and eliminating an employee home computer reimbursement plan. During 1997, the Company began the implementation of a new workforce management system, which is designed to increase the utilization of service agents through improved scheduling. In 1997, the Company closed one small call center and opened one new call center in the U.S. The Company has also closed two small call centers in Europe and plans to transfer one call center's operations to a new center in Europe in early 1998. In 1998, in order to increase capacity, the Company plans to open one new call center in the U.S. and one in Europe.

  The Company's European operations, which began in 1994, are less mature than its U.S. operations and have incurred operating losses since inception. Several of these facilities were not originally designed or sited for use as call centers. As part of the Company's plan to lower costs and build its European business, the Company is reorganizing and consolidating certain of its European operations and recorded a restructuring charge of $3.0 million in 1996 in connection with this reorganization. The Company has recorded an additional charge of approximately $2.0 million in the first quarter of 1997 in connection with this reorganization, and the Company expects its European operations to continue to incur operating losses in 1998. The ability of the European operations to achieve profitability will depend upon market growth and the Company's ability to continue to constrain costs.

  The Company seeks to develop long term relationships with its clients and expects that a substantial portion of its revenue growth will be generated by existing clients. In 1996, revenues from existing clients (companies that were clients of the Company in both 1995 and 1996) increased approximately 85%. The Company's revenues are recognized as services are rendered. These services are generally billed on a per- minute, per-incident, per-call or per-agent basis.

  In connection with the Reorganization, the Company has entered into agreements pursuant to which it obtains certain transitional services from the Spin-Off Subsidiaries and provides certain transitional services to the Spin-Off Subsidiaries. See "The Reorganization."

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:

                                                            NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                               --------------------------   -------------------
                                1994     1995      1996       1996       1997
                               -------  -------   -------   --------   --------
  Revenues...................    100.0%   100.0%    100.0%     100.0%     100.0%
  Operating expenses:
    Cost of services.........     61.2     73.3      75.4       76.4       71.4
    Selling, general and
     administrative expenses.     28.5     30.7      25.2       25.3       24.8
    Nonrecurring charges.....       --       --       2.9         --        1.4
                               -------  -------   -------   --------   --------
  Income (loss) from
   operations................     10.3     (4.0)     (3.5)      (1.7)       2.4
  Interest expense...........       --       --       0.1        0.1        0.1
  Provision (benefit) for
   income taxes..............      4.6     (1.1)     (0.6)      (0.4)       1.3
                               -------  -------   -------   --------   --------
  Net income (loss)..........      5.7%    (2.9)%    (3.0)%     (1.4)%      1.0%
                               =======  =======   =======   ========   ========

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Revenues increased $29.9 million, or 27.3%, to $139.3 million in the nine months ended September 30, 1997 from $109.4 million in the nine months ended September 30, 1996. This increase was due primarily to growth in call volumes in North America from customers of online service providers and hardware manufacturers. International revenues decreased $0.3 million, or 1.9%, to $15.2 million in the nine months ended September 30, 1997 from $15.5 million in the nine months ended September 30, 1996, due primarily to the reduction of business in Germany and the closing of the Company's Munich facility.

  Cost of Services. Cost of services includes primarily labor wages and benefits and communications expenses directly related to technical support activities. Cost of services increased $15.9 million, or 19.0%, to $99.5 million in the nine months ended September 30, 1997 from $83.6 million in the nine months ended September 30, 1996. As a percentage of revenues, cost of services decreased to 71.4% in the nine months ended September 30, 1997 from 76.4% in the nine months ended September 30, 1996. This decrease was due primarily to the increased utilization of the Company's call center infrastructure in North America in 1997 as a result of the increased call volumes.

  Selling, General and Administrative ("SG&A") Expenses. SG&A expenses include all other costs associated with supporting the Company's business, including management, sales and marketing, facilities cost, depreciation and human resource management. SG&A expenses increased $7.0 million, or 25.4%, to $34.6 million in the nine months ended September 30, 1997 from $27.6 million in the nine months ended September 30, 1996. As a percentage of revenues, SG&A expenses decreased to 24.8% in the nine months ended September 30, 1997 from 25.3% in the nine months ended September 30, 1996. This decrease was due primarily to the leveraging of these costs over a larger revenue base.

  Nonrecurring Charges. During the nine months ended September 30, 1997, the Company recorded a pre-tax charge of $2.0 million related to employee termination benefits associated with the consolidation of certain European locations. See Note 5 of Notes to Consolidated Financial Statements.

  Income (Loss) from Operations. Income from operations increased $5.0 million to $3.2 million in the nine months ended September 30, 1997 from a loss from operations of $1.8 million in the nine months ended September 30, 1996. Excluding the nonrecurring charge recorded in the nine months ended September 30, 1997, income from operations was $5.2 million.

  Net Income (Loss). Net income increased $2.8 million to $1.3 million in the nine months ended September 30, 1997 from a net loss of $1.5 million in the nine months ended September 30, 1996. The Company recorded a tax provision of $1.8 million in the nine months ended September 30, 1997 as compared to a tax benefit of $0.5 million in the nine months ended September 30, 1996. The related current tax liability (refund due) is reflected as an increase (decrease) in net parent company investment. After the closing of the Reorganization, the Company will file tax returns as a stand alone entity. Excluding the nonrecurring charge recorded in the nine months ended September 30, 1997, net income was $2.5 million.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Revenues. Revenues increased $77.3 million, or 98.8%, to $155.5 million in 1996 from $78.2 million in 1995. This increase consisted of $66.4 million of revenues from existing clients and $10.9 million of revenues from new clients. International revenues increased $13.0 million, or 166.7%, to $20.8 million in 1996 from $7.8 million in 1995. The Company increased its capacity through the opening of a call center in North America in the fourth quarter of 1995 and two call centers in Europe in 1996. The Company closed one call center in Europe in 1996.

  Cost of Services. Cost of services increased $60.0 million, or 104.7%, to $117.3 million in 1996 from $57.3 million in 1995. As a percentage of revenues, cost of services increased to 75.4% in 1996 from 73.3% in 1995. This increase was due in part to the addition of service agents and other employees associated with the expansion of call center capacity in Europe. The European call centers were not fully utilized throughout the year, and as a result, cost of services was incurred without a commensurate increase in revenues.

  SG&A Expenses. SG&A expenses increased $15.1 million, or 62.9%, to $39.1 million in 1996 from $24.0 million in 1995. As a percentage of revenues, these expenses decreased to 25.2% in 1996 from 30.7% in 1995. This decrease was due primarily to the leveraging of these expenses over a larger revenue base.

  Nonrecurring Charges. During the fiscal year ended December 31, 1996, the Company recorded a pre-tax charge of $4.5 million. Of the total pre-tax charge, $2.4 million is attributable to lease obligations associated with the consolidation of certain European locations, $1.4 million relates to certain other assets not expected to be utilized after the Reorganization and $0.7 million relates to recruitment of certain members of management and establishment of new compensation and benefits plans. See Note 5 of Notes to Consolidated Financial Statements.

  Income (Loss) from Operations. Loss from operations increased $2.3 million to $5.4 million in 1996 from $3.1 million in 1995, as the result of the foregoing factors. Excluding the nonrecurring charge recorded in 1996, loss from operations in 1996 was $0.9 million.

  Net Income (Loss). Net loss increased $2.4 million to $4.7 million in 1996 from $2.3 million in 1995. The Company recorded a tax benefit of $0.9 million in 1996 as compared to $0.8 million in 1995. Excluding the nonrecurring charge incurred in 1996, the net loss was $1.4 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Revenues. Revenues increased $40.8 million, or 109.1%, to $78.2 million in 1995 from $37.4 million in 1994. This increase consisted of $26.7 million of revenues from existing clients and $14.1 million of revenues from new clients. International revenues increased $5.4 million, or 225.0%, to $7.8 million in 1995 from $2.4 million in 1994. The Company increased its capacity through the opening of a call center in North America in the fourth quarter of 1994 and three call centers in North America and two in Europe in 1995. The Company closed one call center in Europe in 1995.

  Cost of Services. Cost of services increased $34.4 million, or 150.2%, to $57.3 million in 1995 from $22.9 million in 1994. As a percentage of revenues, cost of services increased to 73.3% in 1995 from 61.2% in 1994. This increase was due primarily to the addition of service agents and call center management associated with the expansion of call center capacity in both domestic and European operations. The new call centers were not fully utilized throughout the year, and as a result, cost of services was incurred without a commensurate increase in revenues.

  SG&A Expenses. SG&A expenses increased $13.4 million, or 126.4%, to $24.0 million in 1995 from $10.6 million in 1994. As a percentage of revenues, these expenses increased to 30.7% in 1995 from 28.5% in 1994. This increase was due primarily to increased expenses incurred following the CSI-MMI Merger and costs associated with the addition of two new call centers in the second half of 1995.

  Income (Loss) from Operations. Loss from operations increased $7.0 million to a loss of $3.1 million in 1995 from income of $3.9 million in 1994, as the result of the foregoing factors.

  Net Income (Loss). Net loss increased to $2.3 million in 1995 from net income of $2.1 million in 1994. The Company recorded a tax benefit of $0.8 million in 1995 as compared to a tax provision of $1.7 million in 1994.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth certain unaudited financial data of the Company for each of the quarters in 1995 and 1996 and for the nine months ended September 30, 1997. This information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of results to be expected for any future period.

                                                      QUARTER ENDED
                                          --------------------------------------
                                          MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,
                                            1995      1995      1995      1995
                                          --------- --------  --------- --------
                                                     (IN THOUSANDS)
Revenues.................................  $13,215  $14,423    $20,258  $30,347
Operating expenses:
  Cost of services.......................    8,297   10,344     15,692   23,005
  Selling, general and administrative
   expenses..............................    4,049    4,743      6,356    8,846
  Nonrecurring charges...................      --       --         --       --
                                           -------  -------    -------  -------
Income (loss) from operations............      869     (664)    (1,790)  (1,504)
Interest expense.........................      --       --         --       --
Net income (loss)........................  $   422  $  (479)   $(1,162) $(1,053)
                                           =======  =======    =======  =======
                                                      QUARTER ENDED
                                          --------------------------------------
                                          MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,
                                            1996      1996      1996      1996
                                          --------- --------  --------- --------
                                                     (IN THOUSANDS)
Revenues.................................  $33,729  $37,154    $38,516  $46,099
Operating expenses:
  Cost of services.......................   26,841   27,102     29,637   33,729
  Selling, general and administrative
   expenses..............................    8,204    9,411     10,035   11,460
  Nonrecurring charges...................      --       --         --     4,500
                                           -------  -------    -------  -------
Income (loss) from operations............   (1,316)     641     (1,156)  (3,590)
Interest expense.........................       51       49         45       43
Net income (loss)........................  $  (969) $   370    $  (890) $(3,196)
                                           =======  =======    =======  =======

                                                           QUARTER ENDED
                                                    ----------------------------
                                                    MARCH 31, JUNE 30, SEPT. 30,
                                                      1997      1997     1997
                                                    --------- -------- ---------
                                                           (IN THOUSANDS)
Revenues...........................................  $49,352  $46,658   $43,298
Operating expenses:
  Cost of services.................................   35,450   34,187    29,839
  Selling, general and administrative expenses.....   11,023   11,272    12,288
  Nonrecurring charges.............................    2,000      --        --
                                                     -------  -------   -------
Income (loss) from operations......................      879    1,199     1,171
Interest expense...................................       51       29        44
Net income (loss)..................................  $   118  $   481   $   743
                                                     =======  =======   =======

  The Company's revenues and operating profits (excluding nonrecurring charges) declined from the first quarter of 1997 to the second and third quarters of 1997 due primarily to the termination of the Company's agreement with Compaq and a significant reduction in call volumes from another hardware manufacturer. In addition, the Company's revenues and operating profits in the first quarter of 1997 were favorably impacted by a significant short-term increase in call volumes, particularly from customers of online service providers.

  While the effects of seasonality on the Company's business often are obscured by the addition of new clients or new products, the Company's business tends to be seasonally slower in the third quarter and stronger in the fourth quarter. The third quarter is affected by lower computer purchase levels by corporations and consumers during the summer months in both North America and Europe. The fourth quarter is seasonally strong due to increased computer purchases and usage in both consumer and corporate markets.

  The Company could experience quarterly variations in revenues and operating income as a result of many factors, including the introduction of new products, platforms or technologies by clients or potential clients, the introduction of new services by the Company, actions taken by competitors, the timing of the establishment or termination of client agreements, the allocation of support requests by clients among various support providers, the timing of additional selling, general and administrative expenses incurred to acquire and support new or additional business and changes in the Company's revenue mix among its various service offerings. Many of the factors that could cause such variations are outside of the control of the Company. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenues under those contracts. The Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. The Company's revenues may be difficult to forecast because the Company's sales cycle is relatively long and may depend on factors such as the size and scope of assignments, the degree of penetration of clients' new products and general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has been operated as a division, and since the CSI-MMI Merger in 1995 its primary source of liquidity has been investments from the Parent Company. The Company has established an unsecured bank line of credit for $25 million. Advances under the line bear interest at either a Eurodollar rate plus an applicable margin (up to 1.5%) or a base rate plus an applicable margin (up to 0.25%), at the Company's option. The line of credit requires the Company to comply with certain financial ratios and imposes certain limitations or prohibitions on the Company's ability to undertake certain mergers and acquisitions and other transactions. The line of credit expires in December 2000. There are currently no amounts outstanding under this line.

  Net cash provided by operating activities increased $15.3 million to $19.5 million in the nine months ended September 30, 1997 compared to $4.2 million in the nine months ended September 30, 1996. This increase was the result of an increase of $4.4 million in net income before depreciation and other non-cash charges, including a nonrecurring charge of $2.0 million, to $13.1 million in the nine months ended September 30, 1997, compared to $8.7 million in the nine months ended September 30, 1996, offset somewhat by changes in working capital. Net cash used in investing activities decreased $11.8 million to a use of $7.6 million in the nine months ended September 30, 1997 from $19.4 million in the nine months ended September 30, 1996. In the nine months ended September 30, 1996, the Company opened two new call centers, while no new call centers were opened in the nine months ended September 30, 1997. Net cash used in financing activities increased $17.2 million to a use of $2.0 million in the nine months ended September 30, 1997 from $15.2 million provided by financing from the Parent Company in the nine months ended September 30, 1996.

  Net cash provided by operating activities increased $6.7 million to $1.4 million in 1996 compared to a use of $5.3 million in 1995. This increase was the result of an increase of $7.3 million in net income before depreciation and other non-cash charges, including a nonrecurring charge of $4.5 million, to $11.5 million in 1996, compared to $4.2 million in 1995, offset somewhat by changes in working capital. Net cash used in investing activities decreased $4.4 million to $19.7 million in 1996 compared to $24.1 million in 1995, principally due to less rapid expansion of call center facilities. In 1996, as part of the Company's effort to relocate high-cost call centers to lower-cost facilities and labor markets, the Company opened two new call centers while closing one call center in Europe. In 1995, the Company opened three new call centers in North America and two new call centers in Europe while closing one call center in Europe. Net cash provided by financing decreased $9.9 million to $19.3 million in 1996 compared to $29.2 million in 1995. These amounts represent primarily transfers from the Parent Company. The decrease was the result of lower cash requirements necessary to fund the Company's expansion.

  Net cash used by operating activities increased $5.4 million to a use of $5.3 million in 1995 compared to cash provided by operating activities of $0.1 million in 1994. The increase in cash used by operating activities was the result of a decrease of $0.2 million in net income before depreciation and other non-cash charges to $4.2 million in 1995 from $4.4 million in 1994, as well as changes in working capital associated with the Company's growth. Net cash used in investing activities increased by $18.0 million in 1995 to $24.1 million compared to $6.1 million in 1994, principally due to the Company's accelerated expansion in call center facilities. In 1995, the Company opened three new call centers in North America and two new call centers in Europe while closing one in Europe. Net cash provided by financing increased $23.1 million to $29.2 million in 1995 compared to $6.1 million in 1994. These amounts represent primarily transfers from the Parent Company necessary to fund the Company's expansion.

  Capital expenditures were $20.0 million, $24.1 million and $7.7 million in 1996, 1995 and 1994, respectively. Historically, capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of the Company's operations and additions to the Company's call and data management systems. The Company typically leases facilities under operating lease arrangements and expects to continue to do so. Including the addition of one call center in the U.S., the Company plans to make capital expenditures of approximately $20 million in 1997, of which approximately $8.6 million has been incurred through September 30, 1997. In addition to capital expenditures, the addition of new call centers requires expenditures relating to employee hiring and training. The Company currently intends to fund the opening of new call centers through the net proceeds of this offering, funds generated from operations, lease arrangements and its credit facility.

  The Company believes that funds generated from operations, the net proceeds of this offering and funds available under its credit facility will be sufficient to finance its current operations, planned capital expenditures and internal growth for at least 12 months. However, if the Company were to make any significant acquisitions for cash, it may be necessary to obtain additional debt or equity financing.

                                   BUSINESS

  Stream is a leading worldwide provider of outsource technical support services. The Company provides support services via the telephone, e-mail and the Internet primarily to customers of leading software publishers, hardware manufacturers and online service providers. The Company's service agents answer questions, diagnose problems and resolve technical difficulties, ranging from simple error messages to wide area network failures. The Company employs more than 3,500 service agents, who resolve inquiries in 11 languages at nine call centers located in the U.S., France, the Netherlands and the U.K. By focusing on technical support, a more complex activity than traditional teleservices, Stream believes that it is able to differentiate itself from its competitors and provide its clients with high quality service and a cost-effective solution to their technical support needs.

  Stream's clients include software publishers such as Microsoft, Netscape and Symantec; hardware manufacturers such as Apple Computer and Hewlett-Packard; and online service providers such as CompuServe, MSN and Sprint. The Company also provides support for companies in emerging market segments such as online financial services and interactive video services. In addition, the Company provides corporate help desk services to major corporations, including Norrell Services and Shell. The Company has recently begun to offer its services directly to end users in the consumer/small office/home office ("SOHO") market. Stream's corporate client base has grown from three clients in 1992 to 166 clients as of October 1, 1997, and the Company currently supports over 250 products for its top ten clients.

INDUSTRY BACKGROUND

  Information technology continues to proliferate due in part to increased usage of computers and peripherals, growth in the mobile workforce, increased international demand and popularization of the Internet. With growing product complexity, shorter product life cycles and an increasing number of products and multi-vendor computer and network configurations, users need greater levels of assistance to more effectively utilize their technology. As a result, the demand for technical support services via the telephone, e-mail and the Internet is increasing.

  As the volume and complexity of technical support increases, software publishers, hardware manufacturers, online service providers and other organizations are finding it increasingly difficult and expensive to service all their support needs in-house. It is estimated that one in six employees of software publishers performs technical support functions, up from one in twelve employees in 1989, and that the cost of technical support now amounts to approximately 4% and 8% of the revenues of hardware manufacturers and software publishers, respectively. In addition, technical support is especially challenging to undertake as a non-core function because of the need for ongoing capital investment in specialized equipment, the attendant workforce management challenge and the inherent need for scale. As a result, companies are increasingly outsourcing technical support services to third-party technical support providers as part of an overall effort to focus internal resources on core competencies, improve operating efficiencies and reduce costs. Through the development of sophisticated computer and telecommunications technologies, including advanced call management, call tracking, and database management systems, these outsource providers have increased the efficiency and effectiveness of their technical support programs.

  Outsource technical support services have three primary components: (i) managing product support for technology vendors, including software publishers, hardware manufacturers and online service providers; (ii) providing help desk services to large corporations; and (iii) providing support services directly to consumers. New applications for technical support services are expected to develop as technology is increasingly used in consumer products and services, such as online banking and personal digital systems. Dataquest estimates that outsource technical support services provided by third parties to software publishers, hardware manufacturers and online service providers totaled approximately $2 billion in 1996. In addition, corporations are increasingly seeking to outsource their internal help desk functions. The Gartner Group predicts that more than 40% of companies with internal help desks will outsource a portion of this function by 1998, compared to 15% in 1995.

BUSINESS STRATEGY

  Stream believes that it is well-positioned to capitalize on the accelerating trend toward outsourcing technical support services. Key elements of the Company's business strategy include the following:

  Leverage Leading Market Position. The Company believes that it has developed a scale of operations and technical support expertise that differentiate it from its competitors. The Company's expertise, reputation and position as a leading worldwide provider of outsource technical support services have helped it build a client base that includes many leading information technology providers. The Company believes that its scale of operations and infrastructure enable it to implement effectively and in a timely manner large support programs for new products and clients. The Company plans to leverage its reputation, scale and expertise to continue to effectively service its existing clients as well as attract new clients.

  Focus on Technical Support Services. By focusing on technical support, a more complex activity than traditional teleservices, Stream believes that it is able to differentiate itself from its competitors and provide its clients with high quality service and a cost-effective solution to their technical support needs. Currently, the Company's clients include principally software publishers, hardware manufacturers, online service providers and, to a lesser extent, major corporations outsourcing corporate help desk functions. As new uses for technology continue to develop, such as online banking and personal digital systems, the Company expects to leverage its technical support expertise to expand its client base and service offerings.

  Emphasize Quality Service. Stream's commitment to quality service is critical to its clients and has contributed to the Company's reputation as a preferred vendor of technical support services. Accordingly, the Company encourages its clients to include quality assurance procedures and performance requirements in their agreements with the Company. The Company has won numerous awards for its services, including Software Support Professionals Association STAR Awards for Software Technical Assistance for the last four years and EuroChannel's Innovator Award in 1996. Stream was also recently given special recognition by Microsoft for excellence in technical support as a Microsoft Authorized Support Center.

  Utilize Sophisticated Technology Infrastructure. The Company utilizes sophisticated telecommunications and computer technology, open systems architecture and knowledgebase management, which enable it to offer high quality technical support. Through the use of this advanced technology, support requests and related information are relayed seamlessly between Stream and its clients, allowing for a connection that is transparent to the end user. Stream's use of an open architecture-based system allows the Company to add new capacity and technology as needed. The Company also uses sophisticated in-house and client database technology to capture and utilize information gathered from the millions of support requests received annually.

  Expand Multinational Presence. The Company believes that the trend toward outsourcing technical support occurring in the U.S. is also occurring in international markets. In addition, Stream believes that many companies, including certain of its existing clients, are seeking large and sophisticated technical support providers with international support capabilities. To address these opportunities, Stream has expanded geographically, with three call centers in Europe, the establishment of a joint venture in Japan with Fujitsu Limited ("Fujitsu") and support capabilities in 11 languages. In order to better serve its clients, Stream has grown its call center network internally, rather than through acquisitions, which has enabled the Company to maintain its quality standards and use compatible technology throughout its network of call centers.

  Maintain Excellence in Human Resource Management. Because of the complex nature of its services, Stream devotes significant resources to attract, retain and manage a well-trained work force. The Company located its initial call centers in metropolitan areas near colleges and universities in order to have access to a large number of skilled employees. Over three-quarters of the Company's 3,500 service agents are permanent full-time employees, and the Company employs experts in numerous products and platforms, ranging from advanced programming languages such as C++ and VisualBasic to common desktop applications.

GROWTH STRATEGY

  Stream's objective is to expand and enhance its position as a leading provider of outsource technical support services via the telephone, e-mail and the Internet. Key elements of the Company's growth strategy include the following:

  Expand Relationships with Existing Clients. Stream believes there is a significant opportunity to increase sales to its core client base of software publishers, hardware manufacturers and online service providers as these clients increasingly outsource technical support activities. To date, a large portion of the Company's growth has been attributable to increased sales to existing clients. For example, revenues from companies that were clients of the Company in both 1995 and 1996 increased approximately 85% in 1996. The Company targets opportunities to increase the size of its current technical support programs and also seeks to support additional products on behalf of its clients. For example, since 1992 the number of product lines supported by the Company for a large software publisher has increased from three to 14. In addition, during 1996 the number of product lines supported for a large hardware manufacturer increased from one to eight.

  Establish New Client Relationships. The Company seeks to establish new client relationships, particularly in emerging segments of the information technology market. For example, the Company began supporting Netscape's Internet browser in 1994. The Company believes there are also opportunities to add new clients in the corporate help desk market as a result of the continuing trend of large corporations to outsource their internal technical support activities. Stream believes its reputation for quality service and existing support capabilities provide it with the opportunity to become a preferred provider of these services. In addition, the Company believes that it will benefit from any future growth in the consumer/SOHO market. As a result of its efforts to diversify its client base, Stream has increased its number of corporate clients from three clients in 1992 to 166 as of October 1, 1997.

  Capitalize on Growth of Technology-Enabled Products. The Company believes that advances in information technology will create opportunities to sell new services to existing clients and to serve emerging client segments. In particular, Stream believes that companies in all industries will increasingly incorporate information technology into their products and services and consequently will need to provide technical support services for new applications, including online banking and interactive video services such as the digital satellite system.

  Pursue Strategic Alliances and Acquisitions. While the Company's growth to date has been through the internal establishment of additional call centers, the Company may in the future selectively pursue strategic alliances and acquisitions that extend its presence into new markets or industries, expand its client base, add new services or expand its operations. In particular, as the industry consolidates, the Company believes there will be opportunities both domestically and internationally for acquisitions of businesses with compatible technologies and quality standards. The Company may also seek to establish additional strategic alliances, such as the Company's joint venture with Fujitsu that gives the Company a presence in Japan.

SERVICES

  The Company provides telephone-based and electronic support services to end users of hardware and software products and online services. Assistance is delivered through direct interaction with end users and corporate help desk personnel. Services include resolution of problems relating to the configuration and set-up, installation and interoperability of different products, and the level of support requests ranges from simple error messages to complex wide area network failures. These services cover a broad set of technologies, including operating environments, applications, databases, communication and network products, systems tools, development environments and Internet/intranet products. The Company provides support for multiple stages of a product's life cycle, including alpha and beta support, initial release, upgrade introduction and sunset product support.

  The Company's technical support services are provided 24 hours a day, seven days a week, primarily through telephone dialogues with Company service agents. Technical support is also offered through online connections and e-mail. In response to the growing demand for electronic support, the Company anticipates that it will expand its electronic support offerings and offer support via its site on the World Wide Web.

  The Company offers the following technical support packages:

  Custom Outsource Support. Stream provides custom outsource support services to large clients with substantial support demands. The Company tailors these programs to meet the needs of a specific client and will typically provide a dedicated team of service agents, interface with the client's systems and adhere to the client's queue times and other service requirements. Clients that use custom outsource support generally commit to purchase a minimum support request volume. While custom outsource support typically involves support of multiple client products under various agreements that often contain initial terms of one year, the Company's overall relationships with its custom outsource support clients tend to be longer-term in nature. The Company negotiates each custom outsource support agreement individually. Pricing is typically on a per-minute, per-incident, per-call or, for certain low-volume applications, per-agent basis. Custom outsource support has accounted for a substantial majority of the Company's revenues since its inception.

  Multi-Client Support. Multi-client support is offered primarily to clients whose call volume does not warrant custom outsource support and to corporate help desk clients. Multi-client support is "cross-queued" so that a single service agent is trained to handle products of multiple clients. This permits small and medium-sized companies and corporate help desk clients to utilize the Company's expertise and infrastructure on a more cost-effective basis. As with custom outsource support, the Company negotiates each multi-client support contract individually, and pricing is typically on a per-minute, per-incident, per call or per-agent basis.

  Individual End User Support. End user support services are offered through packages of telephone support sold directly to end users. The Company plans to launch its Internet-based electronic support service, which will provide end users with a variety of ways to obtain answers to technical support questions on the World Wide Web, including Web responses and online chat. Individual end user support services are currently priced on a per-incident basis depending on response time and service level.

CLIENTS

  The Company's clients include leading software publishers, hardware manufacturers, online service providers and Fortune 1000 corporations. In 1996, each of Microsoft (including MSN), Hewlett Packard, Compaq and CompuServe accounted for over 10% of the Company's revenues. The Company's ten largest clients accounted for approximately 92% of the Company's revenues in 1996. See "Risk Factors--Dependence on Key Clients." The Company sells its technical support services to four client segments:

  Information Technology Companies. A substantial majority of the Company's revenues to date have been derived from support services provided to information technology companies. The Company believes there is a significant opportunity to increase sales to this core client base as these clients increasingly outsource technical support activities. The Company's information technology clients include software publishers such as Microsoft, Netscape and Symantec; hardware manufacturers such as Apple Computer and Hewlett-Packard; and online service providers such as CompuServe, MSN and Sprint. The Company also provides support for companies in emerging market segments such as online financial services and interactive video services.

  Corporate Help Desks. A segment targeted by the Company for future growth is the corporate help desk support market. Currently, only a small percentage of the Company's revenues are generated from large corporations that outsource hardware and software help desks to third parties or use third party providers to augment their internal support staff. The Company plans to increase its focus on this market with targeted marketing programs and a variety of pricing options. The Company's corporate help desk clients include Norrell Services and Shell.

  Individual End Users. An additional segment targeted by the Company for growth is the consumer/SOHO market. In order to reduce costs, the Company believes hardware manufacturers and software publishers will over time begin to shift a portion of their increasing support burden directly to individual end users. Although these end users are expected to continue to represent a small percentage of the Company's business, the Company believes the aggregate number of support requests from individual end users will increase. The Company intends to market support services to individual end users through VARs, systems integrators, retail establishments and direct-to-consumer programs.

  Other. Along with continued focus on its traditional client base, the Company intends to pursue new areas of technical assistance for specific vendors in other technology-enabled industry segments, including financial services, consumer electronics, entertainment products, cable television, insurance and health care.

 Microsoft Relationship

  Stream has been providing technical support for Microsoft, the Company's largest client, since 1992. While revenues from Microsoft have increased each year since 1992, the Microsoft relationship accounted for approximately 40% of the Company's total revenues in 1996 as compared to 57% in 1995 and 73% in 1994. The Company's relationship with Microsoft is multi-faceted and includes support for many of Microsoft's desktop and language products as well as MSN. The initial term of the primary Microsoft agreement, which relates to support of desktop and language products and will include MSN, expires in November 1998, subject to Microsoft's right to extend the term, to terminate the agreement at any time with respect to certain products and to terminate the agreement in the event of the failure of Stream to meet certain performance requirements.

OPERATIONS AND QUALITY ASSURANCE

 Call Center Operations

  End users of the Company's services dial a technical support number, which is often listed in the product manual, and are connected by the client, or in some cases directly, to an appropriate Stream service agent. The service agent answers the call and in many cases simultaneously receives on his or her computer screen information regarding the caller. The service agent may collect supplemental information from the caller such as location, company, product or other information relevant for client billing. The service agent is specially trained in the applicable product and acts as a transparent extension of the client in answering questions, diagnosing problems and resolving technical difficulties. Using a variety of tools, including linked workstations that give each service agent access to common databases of acquired knowledge, peer support and proprietary materials, the agent resolves the support request. Following the resolution of the call, the agent will typically log information regarding the call into the Company's call tracking system.

  Every service agent is equipped with one or more personal computers with relevant desktop application software releases. Call centers are outfitted with software libraries where agents can test new versions of a client's product or view client product demonstrations. Agents use advanced labs and mini-labs equipped with hardware, software and network configurations that enable them to replicate the clients' systems when diagnosing problems. The Company's call centers contain emergency protection, including power backup in the event of electrical failure, call routing through alternative offices of its long distance telecommunications carriers, backup servers and files, halon-protected computer rooms, sprinkler systems and 24-hour security. Call centers in the U.S. are connected through multiple fiber optic voice/data T1 and T3 circuits provided by third parties to form an integrated and redundant wide area network, allowing rerouting of telephone calls to other call centers in the event of a local telecommunications failure. The Company also maintains tape backups and offsite storage to assure the integrity of its reporting systems and databases. See "Risk Factors--Risk of Emergency Interruption of Call Center Operations."

 Quality Assurance

  The Company monitors and measures the quality and accuracy of its end user interactions through quality assurance procedures that are currently implemented at each call center and, in some cases, by its clients. The Company continuously monitors call pickup time, length of call queue and other support request information. This data is used for both internal and client reporting. Stream and its clients also track client satisfaction using surveys and periodic call monitoring. This monitoring allows the Company to measure service levels and resource commitments. In addition, mandatory coaching by consultants, managers, mentors and peers helps teach new ways to approach technical problems and provides constructive feedback, and employees are incented to meet internal quality goals. The Company encourages its clients to include quality assurance procedures and performance requirements in their agreements with the Company. Accordingly, many of the Company's client agreements contain provisions defining specific levels of service performance and satisfaction.

  The Company's commitment to quality service has been critical to its ability to establish and maintain client relationships. The Company has won numerous awards for its services, including Software Support Professionals Association STAR Awards for Software Technical Assistance for the last four years and EuroChannel's Innovator Award in 1996. The Company was also recently given special recognition by Microsoft for excellence in technical support as a Microsoft Authorized Support Center. The Company is supplementing its quality assurance procedures through the establishment of a central quality assurance department, which the Company believes will further increase the efficiency and effectiveness of the quality assurance process.

 Personnel and Training

  Because of the complex nature of its services, Stream devotes significant resources to attract, retain and manage a well-trained work force. The Company located its initial call centers in metropolitan areas near colleges and universities in order to have access to a large number of skilled employees. Over three-quarters of the Company's 3,500 service agents are permanent full-time employees. Service agents receive two to four weeks of initial training before interacting with end users plus a minimum of one to three weeks per year of on-going training. The Company employs experts in numerous products and platforms, ranging from advanced programming languages such as C++ and VisualBasic to common desktop applications. The Company has an established career path for its service agents, who over time gain more responsibility and a broader, more sophisticated product portfolio. See "Risk Factors--Attraction and Retention of Employees and Key Executives."

FACILITIES

  The Company currently maintains nine call centers in the U.S. and abroad, ranging in size from approximately 14,400 to 150,000 square feet. The following table sets forth certain information as of October 1, 1997 with respect to each call center:

                                                        APPROXIMATE
                                                         NUMBER OF
                                                         FULL-TIME  APPROXIMATE
                          APPROXIMATE        LEASE        SERVICE    NUMBER OF
SITE LOCATION            SQUARE FOOTAGE EXPIRATION DATE AGENTS (1)  WORKSTATIONS
-------------            -------------- --------------- ----------- ------------
U.S. Centers
  Beaverton, Oregon
   (Gemini Facility)....     22,600         3/31/99          100         240
  Beaverton, Oregon
   (Murray Facility)....     89,000         9/30/00          560         870
  Canton, Massachusetts.     99,900         1/31/00          650         800
  Dallas, Texas (LBJ
   Facility)............     97,900        10/31/00          820         750
  Dallas, Texas (Trinity
   Facility)............    150,000         9/30/01          960       1,380
  Memphis, Tennessee
   (2)..................     57,800        12/31/07          --          --
International Centers
  Amsterdam, the
   Netherlands (3)......     19,900        12/31/99          220         230
  Londonderry, Northern
   Ireland..............     30,000        12/31/05          110         250
  Velizy, France........     14,400        11/15/04           90         110
                            -------                        -----       -----
    Total...............    581,500                        3,510       4,630

--------
(1) Includes full-time temporary service agents.

(2) Opened in November 1997.

(3) In 1998, the Company plans to consolidate this facility and its former facility in Apeldoorn, the Netherlands, into a new approximately 67,000 square foot facility in the Netherlands.

  The Company's multiple time-zone operations permit flexible service scheduling and more efficient telecommunications management, as work loads can be shifted from one geographic area to another to aid call handling during peak periods. The telecommunications and computing networks of each site are linked, allowing certain cross-site information sharing.

  The Company anticipates that it will open at least one new call center in each of the U.S. and Europe in 1998. See "Risk Factors--Ability to Manage Growth." New site locations are selected based on access to a well-educated and technically proficient labor market and on labor and infrastructure costs. Additionally, in order to minimize start-up costs associated with a new center, the Company attempts to identify sites where local, state or federal land or training grants are available. The Company plans to limit the size of new call centers to 80,000 square feet, which translates into a maximum of approximately 800 service agent workstations. The Company may also seek to establish multiple site support locations within certain defined geographic areas, allowing for improved fault tolerance and disaster recovery management. This will help ensure consistent service levels across the Company's sites in case of emergency, an important ingredient for client support excellence.

TECHNOLOGY

  Stream believes that the effective integration of sophisticated telecommunications and computer technology is essential to providing rapid, cost-effective deployment of its technical support services. The Company's call centers use advanced automatic call distributor systems and a variety of commercially available and proprietary software to provide effective client service. The Company's call centers are connected by a worldwide frame relay network for routing data. In addition, the Company uses a combination of public (virtual private networks) and private voice facilities to interconnect its call centers. These worldwide data and voice facilities provide sophisticated and reliable routing capabilities that enable both data and voice traffic to be routed around network and facilities failures. Stream's advanced client/server architecture is closely integrated with its telecommunications systems and allows (i) rapid deployment of software for technical support activities, (ii) a high degree of flexibility for modifying network architecture when required to support client needs and (iii) knowledge capture and analysis for support service improvement. The Company believes these systems provide a competitive advantage in retaining existing clients and attracting new business. As of October 1, 1997, the Company had approximately 58 employees dedicated to information systems management and maintenance.

  To provide support for its clients in a timely and cost-effective manner, Stream also relies on its extensive in-house knowledgebase as well as the knowledgebases of its clients. The data acquired from many of the millions of support requests received annually by the Company are captured, processed and added to the client's database or, in some cases, into the Company's in-house database. Using linked workstations, many service agents have access to these common databases of acquired knowledge, often allowing support requests to be solved quickly without additional research. In this way, Stream's service agents do not have to continually "reinvent the wheel," which the Company believes affords a higher level of client satisfaction and increased productivity. See "Risk Factors--Dependence on Key Clients" and "Risk Factors--Risks Associated with Rapidly Changing Technology."

INTERNATIONAL OPERATIONS

  The Company believes that the trend toward outsourcing technical support occurring in the U.S. is also occurring in international markets. In addition, Stream believes that many companies, including certain of its existing clients, are seeking large and sophisticated technical support providers with international support capabilities. To address these opportunities, Stream has expanded geographically, with three call centers in Europe, the establishment of a joint venture in Japan with Fujitsu and support capabilities in 11 languages. As of October 1, 1997, the Company had approximately 500 permanent full-time employees located outside of the U.S. and sold its services to clients in seven countries. In order to better serve its clients, Stream has grown its call center network internally, rather than through acquisitions, which has enabled the Company to maintain its quality standards and use compatible technology throughout its network of call centers.

  The Company has entered into a Joint Venture Agreement with Fujitsu pursuant to which Stream and Fujitsu have become joint owners of a Japanese corporation that sells and licenses software products and provides computer consulting and support services. The joint venture licenses certain technology and know-how from Stream and gives Stream a presence in Japan.

  In 1996, revenues from the Company's services outside the U.S. totaled approximately $21 million, representing 13% of the Company's total revenues. The Company may encounter difficulties in marketing, selling and delivering its services outside of the U.S. due to differences in cultures, languages and labor and employment policies and differing political, social and economic systems, and the Company is subject to risks associated with international operations and sales. See "Risk Factors--Risks Relating to International Operations."

SALES AND MARKETING

  The Company's sales objective is to develop long-term relationships with existing and potential clients to become the preferred supplier of their technical support requirements. As a result of the Company's expertise and reputation, the Company's client base includes leading information technology providers. The Company sells its services through a direct sales organization, including new business account managers dedicated to accounts according to client segment. Account managers are assigned to a limited number of accounts in order to develop a complete understanding of each client's particular needs and to form strong client relationships. Account managers are also encouraged to sell additional services offered by the Company. Both custom outsource support services and multi-client support services are sold through dedicated new business account managers, and corporate help desk services are sold through telesales agents. The Company plans to offer Internet-based electronic support via its site on the World Wide Web.

  Stream invests significant resources during the development of a client relationship to understand the client's technical support processes, systems and requirements. The Company assesses the client's needs and goals and, with input from the client, develops a technical support solution. As part of its marketing efforts, the Company invites potential and existing clients to visit its call centers, where the Company can demonstrate its sophisticated telecommunications and call tracking technology, its quality assurance procedures and the specialized knowledge of its service agents. The Company may also emphasize its ability to rapidly accommodate a new client or a significant increase in business from an existing client through its linked telecommunications and computing networks and its ability to establish new call centers in under three months.

  In addition to the Vice President, Sales, as of October 1, 1997 the Company employed 11 sales account managers responsible for new accounts as well as three business unit directors and four product managers who are responsible for maintaining existing client relationships on a day-to-day basis. The Company plans to add additional sales personnel as necessary to obtain new information technology clients, better sell additional services to existing clients and address emerging market segments such as corporate help desks and companies outside the technology industry offering information technology products and services.

COMPETITION

  The industry in which the Company competes is extremely competitive and highly fragmented. The Company believes many of its clients purchase technical support services primarily from a limited number of preferred vendors. The Company's competitors include corporations that may possess greater resources, greater name recognition and a more established client base than the Company. The Company believes its principal competitors are currently Keane, National TechTeam, SITEL, Sykes, TeleTech and Wang. In addition, the Company competes with organizations that provide technical support through in-house personnel. As a result of this competition, client agreements may be subject to pricing pressure, and competition for contracts for certain of the Company's services may take the form of competitive bidding in response to requests for proposals. In addition, clients may require vendors to provide services in multiple locations and meet client volume and satisfaction thresholds. Such pricing pressures and contract terms could have a material adverse effect on the Company.

  The Company believes that the principal competitive factors in the technical support services industry are pricing structure, reputation for quality, ability to support a wide range of products from a variety of suppliers, wide geographic coverage and the capability to deliver tailored client solutions. While the Company believes it competes favorably based on these factors, there can be no assurance that the Company will be able to compete effectively with existing or future competitors or in-house technical support operations. See "Risk Factors--Competition" and "Risk Factors--Dependence on Growth of Outsource Technical Support Services Market."

INTELLECTUAL PROPERTY

  The Company relies upon a combination of contractual provisions and trade secret laws to protect the proprietary information used in connection with its support services. The Company attempts to protect its trade secrets and other proprietary information through agreements with employees, consultants and clients. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its proprietary rights or third party development of comparable proprietary technology. The Company also licenses third party software that is important to its operations and the provision of its services, such as Aspect Telecommunication Corporation's automatic call distribution system and Scopus Technology, Inc.'s call tracking system. The inability of the Company to continue to license such software on commercially reasonable terms could have a material adverse effect on the Company. In addition, due to the nature of the Company's business, while the Company has implemented numerous policies and procedures to safeguard the confidential information of its clients, there can be no assurance that the Company will not be subject to a claim that it improperly used or disclosed proprietary client information. See "Risk Factors--Intellectual Property Risks."

EMPLOYEES

  As of October 1, 1997, the Company had approximately 3,048 permanent full-time employees, consisting of 2,739 service agents, 292 management, administration and finance personnel and 17 sales and marketing personnel. As of such date, the Company also had approximately 766 temporary service agents. The Company's employees are not represented by any labor union, and the Company believes its relationship with its employees is good. See "Risk Factors--Attraction and Retention of Employees and Key Executives."

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

  The executive officers, directors and key employees of the Company effective upon the consummation of the Drop-Down in December 1997 and their ages as of November 1, 1997 are as follows:

EXECUTIVE OFFICERS AND DIRECTORS     AGE                      POSITION
--------------------------------     ---                      --------
Stephen D.R. Moore.................. 46  Chief Executive Officer and Chairman of the Board
Judith G. Salerno................... 43  President, Chief Operating Officer and Director
Jeffrey D. Glidden.................. 47  Chief Financial Officer and Vice President, Finance
Jonathan S. Lavine(1)(2)............ 31  Director
Mark E. Nunnelly(1)(2).............. 38  Director
John M. Richman..................... 69  Director

OTHER KEY EMPLOYEES
-------------------
Lynda M. Avallone................... 41  Treasurer
Alicia T. Brophey................... 50  Vice President, General Counsel and Corporate
                                          Secretary
James T. Jarratt.................... 53  Senior Vice President, Operations
Lewis Legon......................... 48  Vice President, Human Resources
Lloyd R. Linnell.................... 44  Vice President, Information Technology, and Chief
                                          Information Officer
Julie M. Schoenfeld................. 39  Vice President, Sales
Bawa J. Singh, Ph.D. ............... 50  Vice President, Quality and Operations Planning
Joseph P. Texeira................... 40  Corporate Controller

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Mr. Moore serves as Chief Executive Officer and Chairman of the Board of the Company. Previously, he served as Chief Executive Officer of the Parent Company's outsource technical support business unit since 1996, President and Chief Operating Officer and a Director of the Parent Company since 1996 and Co-President of the Parent Company from 1995 to 1996. Mr. Moore was President of CSI from 1992 to 1995, and Vice President of European Operations of CSI from 1989 to 1992. From 1986 to 1989, Mr. Moore served as Managing Director of Softsel Computer Products, Inc., a U.K.-based distributor.

  Ms. Salerno serves as President and Chief Operating Officer and a Director of the Company. Previously, she served as President and Chief Operating Officer of the Parent Company's outsource technical support business unit since 1996. Ms. Salerno served as the Parent Company's Senior Vice President, Service Operations, from 1995 to 1996, Vice President, Support Services, of CSI from 1993 to 1995 and Director, Support Services, of CSI from 1990 to 1993. Ms. Salerno has also held management positions with Ashton-Tate, SoftBridge Microsystems Corporation, G.E. Software International and Chase Econometrics/Interactive Data Corp.

  Mr. Glidden serves as Chief Financial Officer and Vice President, Finance, of the Company. Previously, he served as Chief Financial Officer of the Parent Company's outsource technical support business unit since May 1997. From 1991 to May 1997, Mr. Glidden served as Chief Financial Officer and Senior Vice President of Banyan Systems Incorporated, an enterprise directory software company, and served as Banyan's acting President and Chief Executive Officer from November 1996 to February 1997. Previously, he served as Vice President of Atwell Group, Inc., a financial advisory services company, from 1989 to 1991, and as Vice President and Treasurer of Imagitex, Inc., an image processing hardware and software systems manufacturing company, from 1982 to 1989.

  Mr. Lavine serves as a Director of the Company. He has been a Principal at Bain Capital, Inc. since 1995 and was an Associate at Bain Capital, Inc. from 1993 to 1995. In 1992, Mr. Lavine was a consultant at McKinsey & Co. Previously, Mr. Lavine worked in the mergers and acquisitions department of Drexel Burnham Lambert, Incorporated. Mr. Lavine is also a Director of Clarity Telecom, Inc. and American Pad & Paper Company.

  Mr. Nunnelly serves as a Director of the Company. He has served as a Director of the Parent Company since 1995. Mr. Nunnelly has been a Managing Director of Bain Capital, Inc. since 1992, and a General Partner of Bain Venture Capital since 1990. Prior to joining Bain Venture Capital, Mr. Nunnelly was a Partner at Bain & Company, where he managed several relationships in the manufacturing sector, and he also was employed by Procter & Gamble Company Inc. in product management. He is a Director of several companies, including Dade International Inc.

  Mr. Richman serves as a Director of the Company. Mr. Richman has been counsel to the law firm of Wachtell, Lipton, Rosen & Katz since 1990. He served as a Director of R.R. Donnelley from 1988 to December 1997 and as Acting Chairman and Chief Executive Officer from October 1996 to March 1997. Previously, he was Vice Chairman of Philip Morris Companies from 1988 to 1989 and Chairman and CEO of Kraft, Inc. from 1979 to 1989. Mr. Richman is also a Director of BankAmerica Corporation, Bank of America NT & SA, Security Capital Atlantic Incorporated and USX Corporation.

  Ms. Avallone serves as Treasurer of the Company. Previously, she served as Treasurer of the Parent Company's outsource technical support business since June 1997. From 1994 to 1997, Ms. Avallone was Treasurer of Augat Inc., a manufacturer of connector products. She was previously employed by The Timberland Company as Director of Tax, and also has tax and audit experience with Arthur Andersen & Co. and Coopers & Lybrand.

  Ms. Brophey serves as Vice President, General Counsel and Corporate Secretary of the Company. She served as General Counsel of CSI from 1994 to 1995 and has served as Vice President and General Counsel of the Parent Company since 1995. From 1980 to 1994, Ms. Brophey served as Corporate Counsel of Wang Laboratories, Inc.

  Mr. Jarratt serves as Senior Vice President, Operations, of the Company. Previously, he served as Senior Vice President, Operations, of the Parent Company's outsource technical support business since June 1997. From 1995 to 1997, Mr. Jarratt served as Senior Vice President and General Manager of Risk Management Services for Equifax, a supplier of decision supported information to financial and insurance companies, and previously as its Vice President and Chief Operating Officer. From 1993 to 1995, he served as General Manager/Vice President of Operations at NeoData, a provider of integrated direct marketing services. He was also previously employed by Citibank and Frito-Lay Inc.


  Mr. Legon serves as Vice President, Human Resources, of the Company. Previously, he served as Vice President, Human Resources, of the Parent Company's outsource technical support business since June 1997. From 1996 to 1997, he served as Vice President, Human Resources Worldwide, for Genzyme, a biotechnology company. From 1992 to 1995, he served as Vice President, Human Resources, for Deknatel Snowden Pencer, a medical device company, which merged with Genzyme in 1995. He was also previously employed by Parker Brothers and Erewhon, Inc.

  Mr. Linnell serves as Vice President, Information Technology, and Chief Information Officer of the Company. Previously, he served as Vice President, Information Technology, of the Parent Company since 1996. From 1991 to 1995, Mr. Linnell held various positions at US West's Technologies Division, a telecommunications company, most recently as Vice President, Billing and Corporate Data. He was also previously employed by Bell Communications Research, Inc. and Bell Telephone Laboratories, Inc.

  Ms. Schoenfeld serves as Vice President, Sales, of the Company. Previously, she served as Vice President, Sales, of the Parent Company since 1995. From 1994 to 1995, she managed the corporate end user help desk business unit of CSI. Ms. Schoenfeld was Regional Sales Director for Interbase Database Products at Borland International, a software company, from 1989 to 1993, and was also previously employed by Avant-Garde Computing, Inc., Hewlett-Packard and Procter & Gamble Company Inc.

  Mr. Singh serves as Vice President, Quality and Operations Planning, of the Company. Previously, he served as Vice President, Quality and Operations Planning of the Parent Company's outsource technical support business since November 1997. Mr. Singh served as Division Vice President/General Manager for Capital One Services Corporation, a financial services company, from 1996 to 1997. Between 1977 and 1996 he served in a variety of operations management capacities at American Airlines Air Transportation Corporation, his most recent position being Vice President, New Business Development, SABRE Decision Technologies.

  Mr. Texeira serves as the Corporate Controller of the Company. Previously, he served as Director, Finance for Support Services, of the Parent Company since 1996. From 1988 to 1995, Mr. Texeira held various positions at New England Business Service, Inc., a business forms company, most recently as Controller, Computer Forms and Software Division. He was previously employed by Deloitte & Touche LLP.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.


BOARD CLASSES AND COMMITTEES

  The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is comprised of two Class I Directors (Messrs. Moore and Nunnelly), two Class II Directors (Ms. Salerno and Mr. Richman) and one Class III Director (Mr. Lavine). At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of calendar years 1998, 1999 and 2000, respectively.

  The Board of Directors has appointed a Compensation Committee (consisting of Messrs. Lavine and Nunnelly), which will establish and approve salaries and incentive compensation for certain senior officers and employees and administer and grant stock options pursuant to the Company's stock option plans. The Board of Directors has also appointed an Audit Committee (consisting of Messrs. Lavine and Nunnelly), which will review the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  Non-employee members of the Board of Directors will be paid an annual fee of $15,000 and will be reimbursed for out-of-pocket expenses.

  In December 1997, the Company adopted the 1997 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 15,000 shares of Common Stock will be granted to each non-employee director upon the closing of this offering. Thereafter, options to purchase 15,000 shares of Common Stock will be granted to each new non-employee director upon his or her initial election to the Board of Directors. Annual options to purchase 5,000 shares of Common Stock will be granted to each non-employee director on the date of each annual meeting of stockholders. The options will vest in three annual installments, with 50% of the options vesting on the first anniversary of the date of grant and 25% vesting on each of the second and third anniversaries. The exercisability of these options will be accelerated upon the occurrence of an Acquisition Event (as defined in the Director Plan). A total of 150,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee are Messrs. Lavine and Nunnelly. See "Certain Transactions."

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid by the Company in the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer and its one other executive officer whose total annual salary and bonus exceeded $100,000 in fiscal 1996 (the Chief Executive Officer and such other executive officer are hereinafter referred to as the "Named Executive Officers"):

                                                      LONG-TERM
                                                     COMPENSATION
                                 ANNUAL COMPENSATION    AWARDS
                                 ------------------- ------------
                                                      SECURITIES
                                                      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION (1)   SALARY     BONUS     OPTIONS    COMPENSATION
-------------------------------  ------------------- ------------ ------------
Stephen D.R. Moore..............  $372,561  $187,501       --        $   --
 Chief Executive Officer
Judith G. Salerno...............   227,147    81,440    2,632         6,500 (2)
 President and Chief Operating
  Officer

--------

(1) Excludes Messrs. Rory J. Cowan, Terence M. Leahy, Gene S. Morphis and Morton H. Rosenthal, who were executive officers of the Parent Company in 1996, but only a small portion of whose compensation is included in the historical financial statements of the Company.

(2) Includes a $2,250 matching contribution made by the Company on behalf of Ms. Salerno pursuant to the Company's 401(k) Plan and $4,250 in life insurance premiums payed on behalf of Ms. Salerno. Does not include $7,251 cash value on life insurance policy.

  Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options for Common Stock made during fiscal 1996 to each of the Named Executive Officers:

                                 INDIVIDUAL GRANTS (2)
                    ------------------------------------------------
                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                    NUMBER OF                                         ANNUAL RATES OF STOCK
                      SHARES   PERCENT OF TOTAL                        PRICE APPRECIATION
                    UNDERLYING OPTIONS GRANTED  EXERCISE             FOR OPTION TERM (4)(6)
                     OPTIONS   TO EMPLOYEES IN  PRICE PER EXPIRATION -----------------------
NAME (1)             GRANTED   FISCAL YEAR (3)  SHARE (4)  DATE (5)      5%          10%
--------            ---------- ---------------- --------- ---------- ----------- -----------
Stephen D.R. Moore       --           --           --            --           --          --
Judith G. Salerno     1,417          1.7%        $29.87    12/16/06  $    26,618 $    67,456
                      1,215          1.5          29.87    10/15/06       22,824      57,840

--------

(1) Excludes Messrs. Cowan, Leahy, Morphis and Rosenthal, who were executive officers of the Parent Company in 1996, but only a small portion of whose compensation is included in the historical financial statements of the Company.
(2) These stock options are exercisable in eight equal semi-annual installments commencing on the date of grant.

(3) Represents percentage of total options granted to employees of the Parent Company in fiscal 1996.

(4) Upon the effectiveness of this offering, the exercise prices of Ms. Salerno's options will be reduced to an amount equal to 100% of the initial public offering price.

(5) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted.

(6) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

  Prior to the Reorganization, the Parent Company reduced the exercise price of all outstanding options to purchase Common Stock (subject to certain exceptions) to equal the fair market value of the Parent Company's Common Stock. In connection with the Reorganization, the Company will adjust the exercise prices of all outstanding options to reflect the Spin-Off Distribution and will grant to each optionee new options ("New Options") for a number of shares of common stock of each of the Spin-Off Subsidiaries equal to the number of shares covered by his or her option to purchase Common Stock of the Company (the "Original Option"). The exercise prices of all options will, in the aggregate, equal the exercise price of the Original Option, and the exercise price of each option will be determined based on the relative values of the Company's outsource technical support business, the MMI Business and the CS&T Business, as determined by the Board of Directors of the Parent Company prior to the Reorganization. The allocation of such options is intended to preserve in the options the amount of gain inherent in the Original Option prior to the Reorganization. All optionees will therefore retain their Original Options, with an adjusted exercise price, and will receive New Options to purchase shares of common stock of each of the Spin-Off Subsidiaries. The New Options will have vesting schedules equivalent to that of the Original Options and, with respect to employees of the Company, will continue to vest as long as the optionee is employed by the Company. Similarly, all employees of the Parent Company who become employees of one of the Spin-Off Subsidiaries after the Reorganization will retain their Original Options for shares of Common Stock of the Company, with an adjusted exercise price, and receive New Options in each of the Spin-Off Subsidiaries, and will continue to vest with respect to all of such options as long as they remain in the employ of the particular Spin-Off Subsidiary to which they are assigned in the Reorganization.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth certain information concerning each stock option exercise during fiscal 1996 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996:

                                                  NUMBER OF SHARES
                           NUMBER                    UNDERLYING           VALUE OF UNEXERCISED
                          OF SHARES               OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE           YEAR-END             FISCAL YEAR-END (2)
NAME (1)                 ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------                 ----------- -------- ------------------------- -------------------------
Stephen D.R. Moore......      --        --          17,924/21,862               $   /$
Judith G. Salerno.......      --        --           2,870/7,077                $   /$

--------

(1) Excludes Messrs. Cowan, Leahy, Morphis and Rosenthal, who were executive officers of the Parent Company in 1996, but only a small portion of whose compensation is included in the historical financial statements of the Company.

(2) Based on a fair market value of $      (the midpoint of the range set
    forth on the cover page of this Prospectus) and after giving effect to the reduction of the option exercise price of Ms. Salerno options to $2.41 per share.

  Other Arrangements. The Company expects to enter into employment agreements with Mr. Moore and Ms. Salerno prior to or following the closing of this offering. In addition, the Company and each of Mr. Moore and Ms. Salerno have entered into a management retention agreement pursuant to which such person will receive severance payments equal to two times his or her annual base salary plus bonus, and certain other benefits, if he or she is terminated without cause or resigns for good reason within two years following the Reorganization..

  In connection with the hiring of Jeffrey Glidden as Chief Financial Officer, the Company agreed to pay Mr. Glidden an annual base salary of $220,000, plus an annual bonus of up to 40% of such salary. Mr. Glidden will receive 18 months of severance payments if his employment is terminated without cause.

EMPLOYEE BENEFIT PLANS

  1997 Stock Incentive Plan. The Company's 1997 Stock Incentive Plan (the "1997 Incentive Plan") was adopted by the Company in December 1997. The 1997 Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1997 Incentive Plan, the Company may grant options that are intended to qualify as incentive stock options ("incentive stock options") within the meaning of Section 422 of the Internal

Revenue Code of 1986, as amended (the "Code"), options not intended to qualify as incentive stock options ("non-statutory options"), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company. A total of 1,150,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the 1997 Incentive Plan. The maximum number of shares with respect to which awards may be granted to any employee under the 1997 Incentive Plan shall not exceed 500,000 shares of Common Stock during any calendar year.

  The 1997 Incentive Plan is administered by the Board of Directors and the Compensation Committee. Subject to the provisions of the 1997 Incentive Plan, the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of Common Stock subject to the award. Payment of the exercise price of an award may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method approved by the Board or Compensation Committee, consistent with Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

  The Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1997 Incentive Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Board or Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1997 Incentive Plan may be exercised. All awards granted under the 1997 Incentive Plan will accelerate upon an acquisition of the Company.

  The Company plans to grant, upon the closing of this offering, options to employees to purchase up to approximately 1,008,000 shares of Common Stock under the 1997 Incentive Plan, at an exercise price equal to the fair market value of the Common Stock on the closing date, vesting over four years. Such
options include    ,     and     shares to Mr. Moore, Ms. Salerno and Mr.
Glidden, respectively.

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company in December 1997 and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 600,000 shares of Common Stock to participating employees. All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock. The employee may authorize an amount at a rate of any whole number percentage between 1% and 10%, inclusive, to be deducted by the Company from the employee's pay during the Offering Period, up to a maximum of $7,500. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 10% of the employee's annualized base pay for the prior six month period divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. Offering Periods will begin on each March 1 and September 1 (or such other dates as the Board may determine), and the Purchase Plan provides for the issuance of up to a maximum of 100,000 shares of Common Stock in any Offering Period (plus shares available for purchase but not purchased in previous Offering Periods). The Board of Directors may, in its discretion, choose an Offering Period of 12 months or less for each of the offerings and choose a different Offering Period for each offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases to be employed for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares with the accumulated payroll deductions in the participant's account.

  1995 Stock Option Plans. In connection with the CSI-MMI Merger, the Parent Company adopted the 1995 Stock Option Plan (the "1995 Plan"), covering 311,336 shares of Common Stock, the 1995 Replacement Stock Option Plan (the "1995 Replacement Plan"), covering 68,891 shares of Common Stock and the 1995 California Stock Option Plan (the "1995 California Plan"), covering 12,551 shares of Common Stock. As of October 1, 1997, options for a total of 330,496 shares of Common Stock were outstanding under these plans. Following the Reorganization, no further options will be granted under these plans.

  The 1995 Plan, 1995 Replacement Plan and 1995 California Plan (collectively, as amended, the "1995 Plans") provide for the grant of options to employees, officers and directors of, and consultants or advisors to, the Parent Company and its subsidiaries. Under the 1995 Plans, the Parent Company may grant options that are intended to qualify as incentive stock options and non-statutory options. Payment of the exercise price of an option may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method approved by the Board or the Compensation Committee. Options are not assignable or transferable except by will or the laws of descent and distribution. All options granted under the 1995 Plans will accelerate upon an acquisition of the Company.

  Savings and Retirement Program. In July 1995, the Company adopted a Savings and Retirement Program (the "401(k) Plan"), a plan intended to be tax-qualified and covering all of its employees, into which the plan of CSI and a portion of the plan of R.R. Donnelley were previously merged. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996), and have the amount of the reduction contributed to the 401(k) Plan. The Plan provides that the Company shall make matching contributions equal to fifty percent (50%) of the employee's contributions to the 401(k) Plan, not to exceed 3% of the employee's annual compensation. The 401(k) Plan also provides that the Company may, as determined from time to time by the Board of Directors, provide (i) a discretionary cash contribution, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees, and (ii) a profit based contribution, which will be allocated to those employees working in an operating division that has met its profitability goals for the year. All employee contributions to the 401(k) Plan are fully vested at all times and all Company contributions to the 401(k) Plan vest at a rate of twenty-five percent (25%) a year over a period of four years. Upon termination of employment, a participant may elect a lump sum distribution or payments in cash in annual installments not to exceed ten (10) years. The Company may amend certain provisions of the 401(k) Plan in connection with the Reorganization.

                             CERTAIN TRANSACTIONS

 CSI-MMI Merger

  In December 1993, Software Holdings, Inc. ("SHI"), which was organized by members of management of CSI (including Messrs. Moore and Rosenthal), certain affiliates of Bain Capital, Inc. ("Bain") and certain other investors, purchased CSI from its public stockholders. In April 1995, CSI and the MMI Business of R.R. Donnelley were combined in a transaction pursuant to which SHI, which owned all of the outstanding capital stock of CSI, merged with a wholly-owned subsidiary of the Parent Company, to which R.R. Donnelley had contributed the MMI Business (the "CSI-MMI Merger"). As a result of the CSI-MMI Merger, R.R. Donnelley acquired all of the outstanding shares of Class A Common Stock of the Parent Company, then representing approximately 80% of the outstanding capital stock of the Parent Company, and the former stockholders of SHI acquired all of the outstanding shares of Class B-V and Class B-N Common Stock (collectively, "Class B Common Stock") of the Parent Company, then representing approximately 20% of the outstanding capital stock of the Parent Company. In connection with the CSI-MMI Merger, the stockholders of SHI received cash distributions (net of tax witholding) totaling approximately $23 million, including approximately $12.3 million distributed to certain affiliates of Bain, $4.2 million to Mr. Rosenthal and $165,000 to Mr. Moore.

  Pursuant to the Restated Certificate of Incorporation of the Parent Company, as in effect upon the closing of the CSI-MMI Merger, R.R. Donnelley had certain rights to call all of the outstanding shares of Class B Common Stock for purchase during specified periods at prices based on a formula, and the holders of Class B Common Stock had the right to put their shares of Class B Common Stock to R.R. Donnelley during specified periods at prices based on a formula. The Restated Certificate of Incorporation also contained certain rights of first refusal restricting the transfer of shares of Class B Common Stock; certain rights of holders of Class B Common Stock to participate in transfers of shares by R.R. Donnelley; certain rights of R.R. Donnelley to require that holders of Class B Common Stock participate in a sale of shares to a third party; and certain covenants requiring the approval of the directors elected by R.R. Donnelley and/or the holders of Class B Common Stock for specified corporate actions. All of these provisions will terminate upon the Reorganization or the closing of this offering.

  In connection with the CSI-MMI Merger, the Parent Company assumed an incentive plan of SHI (the "TARSAP Plan") pursuant to which the Parent Company deposited 55,483 shares of its Common Stock into an escrow account for distribution either to certain members of management of CSI upon payment of an exercise price of $70.29 per share or to the Class B Common stockholders, depending upon the values realized upon any sale of shares of Common Stock of the Parent Company by the principal stockholders of the Parent Company. As a result of an amendment to the TARSAP Plan entered into in connection with the Reorganization, prior to the Spin-Off Distribution such members of management will receive 30,823 of the shares held in such escrow account (including 14,770 shares to Mr. Rosenthal and 9,632 shares to Mr. Moore) and such account shall be terminated. The remaining shares will be distributed to the holders of Class B Common Stock of the Parent Company (including 4,228 shares to Mr. Rosenthal and 942 shares to Mr. Moore) on a pro rata basis. All share data in this Prospectus gives effect to the issuance of shares in accordance with the TARSAP Plan, as amended.

  Pursuant to the terms of the CSI-MMI Merger, the holders of Class B Common Stock, voting as a group, and R.R. Donnelley were each entitled to elect three members of the Parent Company's Board of Directors, and together they were entitled to elect up to two independent directors. This arrangement terminated upon the Drop-Down.

 Relationship with R.R. Donnelley

  In connection with the CSI-MMI Merger, in April 1995 the Parent Company and R.R. Donnelley entered into various agreements and subleases pursuant to which the Parent Company purchased certain services and leased certain facilities from R.R. Donnelley. The amount paid by the Parent Company to R.R. Donnelley pursuant to these agreements was $4.1 million and $3.4 million in 1995 and 1996, respectively. In addition, the Parent Company shared certain facilities with R.R. Donnelley. See "The Reorganization" for information concerning the continuation of certain of these arrangements after the closing of this offering.

  From April 1995 through September 1997, the Parent Company borrowed an aggregate of approximately $182.9 million from R.R. Donnelley, including accrued interest at the LIBOR rate plus 35 basis points per annum. In connection with the Reorganization, the aggregate amount of these loans was or will be converted into voting stock of the Company and Corporate Software & Technology and non-voting preferred stock of Modus Media International, and R.R. Donnelley has released the Company and the Spin-Off Subsidiaries therefrom. See "The Reorganization."

  The Company has engaged R.R. Donnelley to provide the financial printing services in connection with this offering. The Company believes that the cost of such services is comparable to the cost that the Company would incur if obtaining such printing services from an unrelated party. See "Risk Factors-- Ownership by R.R. Donnelley."

 Other

  In April 1995, the Parent Company and Bain entered into a management services agreement pursuant to which Bain agreed to provide to the Parent Company general executive and management services at a cost to the Parent Company of $350,000 per year. This arrangement terminated as of July 1996. In addition, in connection with the CSI-MMI Merger the Parent Company paid to Bain a fee of $1.5 million.

  In September 1995, the Parent Company sold 6,747 and 40,486 shares of Common Stock to Terence M. Leahy, then the Co-President of the Parent Company, and Rory J. Cowan, then the Chairman of the Board of the Parent Company, respectively, at a purchase price of $74.10 per share (prior to giving effect to the Spin-Off Distribution).

  In August 1994 and April 1996, Mr. Moore received loans from the Company in the amounts of $100,000 and $150,000, respectively, relating to certain tax obligations in connection with his exercise of options and the payment of income taxes. The loans accrue interest at the rates of 5.80% and 7.34%, respectively, and are due on April 21, 2000. The Company has agreed to pay to Mr. Moore an amount equal to the interest payable on the $100,000 loan. The full amount of these loans is currently outstanding.

  Messrs. Cowan, Leahy, Morphis and Rosenthal, each of whom was a director or executive officer of the Parent Company prior to the Reorganization, have entered into various employment and other agreements with the Parent Company. Such agreements were assigned to or assumed by the Spin-Off Subsidiaries in connection with the Reorganization, and the costs and expenses associated with these individuals are included in the Company's financial statements based on allocations of time spent by management providing services to the Company and the Spin-Off Subsidiaries.

                               THE REORGANIZATION

  Prior to the closing of this offering, the Company will complete a Reorganization pursuant to which (i) the Company and certain of its subsidiaries have contributed to the Spin-Off Subsidiaries its Corporate Software & Technology Business and MMI Business and (ii) the Company will distribute to the Company's stockholders all of the outstanding voting stock of the Spin-Off Subsidiaries owned by the Company. Accordingly, upon consummation of the Reorganization, the only business conducted by the Company will be the outsource technical support business. The consummation of the Reorganization is a condition to the closing of this offering. Purchasers of Common Stock in this offering will not receive any part of the Spin-Off Distribution.

  R.R. Donnelley and certain of its affiliates, who are the Selling Stockholders in this offering, own approximately 87.4% of the outstanding Common Stock of the Company. Upon the closing of this offering, R.R. Donnelley and its affiliates will own approximately 49.3% of the outstanding Common Stock of the Company (43.2% if the Underwriters' over-allotment option is exercised in full). Following the Reorganization, R.R. Donnelley and its affiliates will also own approximately 86.1% of the outstanding voting stock of Corporate Software & Technology and shares of non-voting preferred stock of Modus Media International. R.R. Donnelley has agreed that for a period of three years following the effectiveness of the Registration Statement relating to this offering it will not purchase any additional shares of Common Stock that would result in it and its affiliates owning 50% or more of the Company's outstanding Common Stock.

  In connection with the Reorganization, the Company has entered into the following arrangements with the Spin-Off Subsidiaries and R.R. Donnelley:

  Contribution Agreements. The Company has entered into a Contribution Agreement with each of the Spin-Off Subsidiaries (collectively, the "Contribution Agreements") providing for the contribution of the Corporate Software & Technology Business to one Spin-Off Subsidiary (the "CS&T Subsidiary") and the MMI Business to the other Spin-Off Subsidiary (the "MMI Subsidiary"), including the assets and liabilities of such respective businesses. The Contribution Agreements provide for, on the one hand, each of the Spin-Off Subsidiaries to indemnify the Company against any losses, liabilities or damages (including attorneys' fees) incurred in connection with any of the liabilities to be assumed by such Spin-Off Subsidiary pursuant to the Contribution Agreements and, on the other hand, the Company to similarly indemnify the Spin-Off Subsidiaries in respect of any liabilities retained by the Company. In the event the Spin-Off Subsidiaries fail to provide the required indemnification and a claim for payment is made within three years of the Drop-Down (which occurred on December 15, 1997), R.R. Donnelley has agreed to guarantee such indemnification to the Company, up to an aggregate indemnity of $100 million. In addition, each Spin-Off Subsidiary has guaranteed to Stream the indemnification obligations of the other Spin-Off Subsidiary with respect to any indemnification claim made prior to the date on which the Spin-Off Subsidiary providing the guarantee is acquired or effects an initial public offering. The Company will, however, generally remain contingently liable for all liabilities assumed by the Spin-Off Subsidiaries. The Contribution Agreements provide for arbitration in the event there is a dispute as to any indemnification obligation by a Spin-Off Subsidiary, and R.R. Donnelley is not required to make any guaranty payment with respect to any disputed claim until 60 days after such dispute is resolved. There can be no assurance that claims relating to liabilities of the Spin-Off Subsidiaries will not be asserted against the Company or that, if any such claim is asserted, the Spin-Off Subsidiaries will have the financial resources to satisfy such claims or that the Company will be able to collect any indemnified amounts from the Spin-Off Subsidiaries or R.R. Donnelley on a timely basis, if at all. Any failure to collect such indemnified amounts, or delay in doing so, could have a material adverse effect on the Company.

  Assumption and Exchange of Indebtedness. In connection with the Reorganization, the Company assumed approximately $81.3 million of indebtedness to R.R. Donnelley, and R.R. Donnelley exchanged such indebtedness for 2,721,329 shares of Common Stock. R.R. Donnelley has exchanged or will exchange the remaining indebtedness from the Parent Company for shares of voting common stock of the CS&T Subsidiary and shares of non-voting preferred stock of the MMI Subsidiary.

  Transitional Service Agreements. The Company has historically depended on the businesses transferred to the Spin-Off Subsidiaries and on R.R. Donnelley for certain financial, tax, insurance, payroll, employee benefits, information technology and other services. In connection with the Reorganization, the Company has entered into agreements with the Spin-Off Subsidiaries (collectively, the "Transitional Service Agreements") for the continued provision after the Drop-Down of certain services formerly shared among such entities or provided by R.R. Donnelley. Pursuant to the Transitional Service Agreements, the Company receives from the Spin-Off Subsidiaries certain tax, employee benefits and other services, and the Company provides to the Spin-Off Subsidiaries certain legal services and information technology services. Each party to the Transitional Service Agreements is generally prohibited from hiring the employees of the other party and from using or disclosing the other party's confidential information other than in connection with the performance of its obligations under such agreements.

  The Transitional Service Agreements generally terminate by the first quarter of 1998. After such termination, the Company will be required to provide the services it is receiving under such agreements internally or find a third-party provider of such services. There can be no assurance that the Company will be able to secure the provision of such services on comparable terms. The Company's historical financial statements reflect an allocation of expenses in connection with the services covered by the Transitional Service Agreements.


  Tax Sharing Agreement. The Company and the Spin-Off Subsidiaries have entered into a tax sharing agreement under which the Spin-Off Subsidiaries will indemnify the Company, and the Company will indemnify the Spin-Off Subsidiaries, in respect of any taxes relating to their respective businesses prior to the Drop-Down, after taking into account, under rules set forth in the tax sharing agreement, the net operating loss carryforwards and other tax attributes of the Parent Company immediately prior to the Drop-Down (and in limited circumstances losses and other tax attributes of the Company carried back to periods prior to the Drop-Down). The tax sharing agreement also defines the parties' obligations with respect to filing tax returns, and their rights and obligations with respect to claims made by the Internal Revenue Service or other taxing authority with respect to periods prior to the Drop-Down. Subject to reimbursement by R.R. Donnelley, described below, the Company will be responsible for income taxes payable by the Company as a result of the Reorganization, which is not expected to be tax-free to either the Company or its stockholders.

  R.R. Donnelley Tax Indemnification and Guaranty. The Company and R.R. Donnelley have entered into a tax reimbursement agreement under which R.R. Donnelley will pay or reimburse the Company for any income taxes payable by the Company as a direct result of the Reorganization, after taking into account, under rules set forth in the tax reimbursement agreement, the net operating loss carryforwards and other tax attributes of the Parent Company immediately prior to the Drop-Down (and in limited circumstances losses and other tax attributes of the Company carried back to periods prior to the Drop-
Down). The current net operating and capital losses and the net operating loss carryforwards, capital loss carryovers, credits and tax attributes (collectively, the "Tax Attributes") of the Parent Company as of the closing date of the Drop-Down (to the extent not utilized, first, to offset income or other taxes that arise as a result of the Reorganization and, next, to offset income or other taxes relating to the businesses of the Company and the Spin-Off Subsidiaries prior to the Drop-Down) may be available to offset taxable income of the Company in periods after the date of the Drop-Down. To the extent such Tax Attributes are actually so used, the Company has agreed in the tax reimbursement agreement to pay to R.R. Donnelley the amount by which the Company's income tax liability is actually reduced as a result of the utilization of such Tax Attributes (determined after the utilization of all other losses and tax attributes that are or would otherwise be available to the Company for a particular taxable year). The aggregate amount payable by the Company will not exceed the aggregate amount paid by R.R. Donnelley pursuant to the tax reimbursement agreement and, to the extent relating to taxes, the guaranty described below. The tax reimbursement agreement provides that R.R. Donnelley will generally have shared control with the Company (and in certain circumstances sole control) with respect to administrative and court proceedings in connection with claims by the Internal Revenue Service or other taxing authority relating to tax issues with respect to the steps included in the Reorganization.

  R.R. Donnelley will also guaranty the obligations of the Spin-Off Subsidiaries to the Company in respect of taxes relating to the businesses of the Spin-Off Subsidiaries (see "--Tax Sharing Agreement", above). In the case of taxes other than income taxes, (i) any claim by the Company for payment from R.R. Donnelley must be made within three years of the date of the Drop-Down and
(ii) the amount payable by R.R. Donnelley pursuant to its guaranty, when combined with the aggregate indemnities by R.R. Donnelley described above under "--Contribution Agreements", will not exceed $100 million.

  Certain Voting Rights. Bain and R.R. Donnelley have entered into a voting agreement pursuant to which until the earlier of June 30, 1999 and the closing of the Company's initial public offering, R.R. Donnelley has granted to Bain an irrevocable proxy to vote its shares of capital stock of the Company, except with respect to the election of one director designated by R.R. Donnelley pursuant to the voting agreement (Mr. Richman) and the matters as to which it has approval rights under the Certificate of Incorporation, as described below. Upon the Drop-Down, the Certificate of Incorporation of the Company was amended to provide that, until the closing of the Company's initial public offering, the Company shall not, without the approval of R.R. Donnelley, (i) amend the Certificate of Incorporation in such manner as would adversely affect the rights of R.R. Donnelley thereunder, (ii) authorize or issue any capital stock having any preference as to dividends or liquidation superior to or on a parity with the Class A Common Stock, (iii) merge or consolidate with any other person, subject to certain exceptions, (iv) sell assets consisting of more than 25% of its net worth or shares representing more than 25% of its outstanding shares, other than for cash and/or publicly traded securities, (v) effect an initial public offering that does not meet certain criteria or (vi) enter into any transactions with affiliates, subject to certain exceptions. These voting provisions will terminate upon the closing of this offering.

  Subcontracts. The Company and the CS&T Subsidiary have entered into a subcontract pursuant to which the CS&T Subsidiary provides certain services in connection with the Company's joint venture with Fujitsu. The Company and the Spin-Off Subsidiaries may also enter into additional subcontracts relating to bundled products and services.

  Subleases. The Company has entered into subleases pursuant to which the Company subleases call center space in Amsterdam to R.R. Donnelley.

  Legal Proceedings. The Company is subject to certain legal proceedings relating to businesses other than the outsource technical support business.

  In connection with the transaction pursuant to which SHI acquired CSI for a cash payment of $15.00 per share to the public stockholders of CSI, the State of Wisconsin Investment Board and certain other former holders of an aggregate of 605,180 shares of Common Stock of CSI (and 136,750 shares that the Parent Company contends have not properly perfected their appraisal rights) are currently parties to an appraisal proceeding under Delaware law against CSI. The action was originally commenced in the Delaware Court of Chancery on May 17, 1994 and is captioned State of Wisconsin Investment Board and Cede & Co. v. Corporate Software, Inc. Certain additional shares previously subject to this proceeding have been redeemed by the Parent Company for amounts ranging from $15.00 to $15.125 per share plus interest and attorneys' fees. While the Company will remain the named defendant in such proceeding and remain contingently liable for the outcome, in connection with the Reorganization, the Company has assigned this potential liability to the CS&T Subsidiary, which has agreed to defend such proceeding and indemnify the Company for any costs and damages incurred as a result thereof.

  Pursuant to the Contribution Agreements, any liability relating to these legal proceedings has been assumed by the respective Spin-Off Subsidiaries and is subject to the indemnification obligations of the Spin-Off Subsidiaries and R.R. Donnelley that are described above. See "Risk Factors--Ownership by R.R. Donnelley," "Risk Factors--Risks Relating to the Reorganization," "Certain Transactions" and "Principal and Selling Stockholders."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of October 1, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) certain principal stockholders, including each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.

                         SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                             OWNED PRIOR                         OWNED AFTER
                           TO OFFERING (1)                       OFFERING (1)
  NAME AND ADDRESS OF    ----------------------- SHARES      --------------------------
    BENEFICIAL OWNER       NUMBER     PERCENT    OFFERED       NUMBER        PERCENT
  -------------------    ------------ -------------------    ------------    ----------
PRINCIPAL STOCKHOLDERS
 R.R. Donnelley & Sons      5,668,697    87.4%  1,520,000(3)    4,148,697(3)   49.3%
  Company (2) ..........
  77 West Wacker Drive
  Chicago, Illinois
  60601
 Bain Capital Funds (4).      262,085    4.0       --             262,085       3.1
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, Massachusetts
  02116
DIRECTORS AND NAMED
 EXECUTIVE OFFICERS
 Stephen D.R. Moore (5).       56,716     *        --              56,716        *
 Judith G. Salerno (6)..        8,739     *        --               8,739        *
 Jonathan S. Lavine (7).          --     --        --                 --        --
 John M. Richman........          --     --        --                 --        --
 Mark E. Nunnelly (8)...          --     --        --                 --        --
 All directors and
  executive officers as
  a group
  (6 persons) (9).......       65,708    1.0       --              65,708        *

--------
*Less than 1%

 (1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown in the above table and the following notes include shares issuable within the 60-day period following October 1, 1997 pursuant to the exercise of options. All share amounts give effect to the distribution of shares of Common Stock pursuant to the TARSAP Plan. See "Certain Transactions."

 (2) Includes 2,433,347 shares of Common Stock held by R.R. Donnelley & Sons Company, 224,295 shares of Common Stock held by R.R. Donnelley International, Inc. and 289,726 shares of Common Stock held by R.R. Donnelley Norwest Inc. Also includes 2,721,329 shares of Common Stock issued to R.R. Donnelley upon the exchange of approximately $81.3 million of indebtedness to R.R. Donnelley assumed by the Company in the Reorganization.

 (3) R.R. Donnelley has granted to the Underwriters a 30-day option to purchase up to 516,750 additional shares of Common Stock solely to cover over-allotments, if any. This table assumes no exercise of such over-allotment option.

 (4) Includes 75,948 shares of Common Stock held by Bain Capital Fund IV L.P., 86,914 shares of Common Stock held by Bain Capital Fund IV-B L.P. and 81,068 shares of Common Stock held by Information Partners Capital Fund L.P. Bain Capital, Inc. exercises investment and voting power with respect to each of these funds. Also includes 11,391 shares of Common Stock held by BCIP Associates and 6,764 shares of Common Stock held by BCIP Trust Associates.

 (5) Includes 26,021 shares subject to outstanding stock options that are exercisable within the 60-day period following October 1, 1997 and 8,490 shares of Common Stock held by Mr. Moore's minor children. Mr. Moore has investment and voting power over the shares held by his children but disclaims beneficial ownership of such shares.

 (6) Includes 5,223 shares subject to outstanding stock options that are exercisable within the 60-day period following October 1, 1997.



 (7) Excludes the shares described in Note (4), as to which Mr. Lavine disclaims beneficial ownership. Mr. Lavine is a principal of Bain Capital Fund, Inc., the management company for Bain Capital Fund IV, L.P. and Bain Capital Fund IV-B, L.P., and is a general partner of BCIP Associates and BCIP Trust Associates.

 (8) Excludes the shares described in Note (4) above, as to which Mr. Nunnelly disclaims beneficial ownership. Mr. Nunnelly is a managing director of Bain Capital Investors, Inc., the general partner of Bain Capital Partners IV, L.P., which is the general partner of Bain Capital Fund IV, L.P., Bain Capital Fund IV-B L.P. and Information Partners (which in turn is the general partner of Information Partners Capital Fund, L.P.). Mr. Nunnelly is also a general partner of each of BCIP Associates and BCIP Trust Associates.


 (9) Includes the shares described in Notes (5) and (6) above and an additional 31,497 shares issuable upon the exercise of options within the 60-day period following October 1, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the closing of this offering, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") will authorize the issuance of up to 50,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. The following summary describes the Company's capital stock as in effect upon the closing of this offering, after giving effect to the conversion of all outstanding shares of Class B Common Stock into Class A Common Stock, the reclassification of the Class A Common Stock as Common Stock and the filing of the Certificate of Incorporation reflecting such reclassification, in each case prior to the closing of this offering.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Antitakeover Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The Company has exempted R.R. Donnelley and its affiliates (and their direct transferees who acquire up to a 25% equity interest in the Company) from this restriction.

  The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Under the Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and provisions relating to filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Certification of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws to be effective upon the closing of this offering (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting stock of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting stock of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors. See "Risk Factors--Antitakeover Provisions" and "Management."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston Equiserve
L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 8,413,961 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 3,445,000 shares (3,961,750 shares if the over-allotment option is exercised in full) to be sold in this offering will be freely tradeable by persons other than "affiliates" of the Company (as defined in Rule 144 under the Act, "Affiliates") without restriction or further registration under the Act. All of the 4,968,961 remaining shares of Common Stock outstanding will be "restricted securities" (the "Restricted Securities") within the meaning of Rule 144 under the Act and may not be sold in the absence of registration under the Act, unless an exemption from registration is available.

SALES OF RESTRICTED SECURITIES

  Of the Restricted Securities, approximately 539,212 shares of Common Stock will be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k); of these, approximately 450,455 shares are subject to lock-up agreements (as described below). Approximately 121,527 additional Restricted Securities not subject to lock-up agreements will become eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Act beginning 90 days after the date of this Prospectus. Following the expiration of or release from the lock-up agreements, approximately 4,813,927 additional Restricted Securities will become eligible for immediate sale, subject, generally, to compliance with Rule 144 or Rule 701. The remainder of the Restricted Securities held by existing stockholders (including those subject to lock-up agreements) will become eligible for sale at various times over a period of less than two years.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Securities for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 84,140 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not Restricted Securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Securities for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Securities can include the holding periods of a prior owner who was not an Affiliate.

OPTIONS

  Rule 701 provides that Restricted Securities which were acquired under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations. Rule 701 also provides that the shares of Common Stock acquired on the exercise of currently outstanding options issued under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations. 200,971 shares of Common Stock which may be acquired upon the exercise of outstanding stock options exercisable within 90 days of the date of this Prospectus may be eligible for resale under Rule 701 beginning 90 days after the date of this Prospectus; 104,975 of these shares are subject to lock-up agreements.

  The Company intends to file one or more registration statements on Form S-8 under the Act to register all shares of Common Stock subject to outstanding stock options and Common Stock otherwise issuable pursuant to the Company's various stock plans. Such registration statements are expected to become effective on the date 90 days after the date of this Prospectus. Shares covered by these registration statements will thereupon be eligible for sale in the public markets to the extent applicable.

LOCK-UP AGREEMENTS

  Subject to certain limited exceptions, the Company's executive officers and directors, the Selling Stockholders and certain other stockholders, who in aggregate will hold 4,846,058 shares of Common Stock immediately following this offering and options to purchase 104,975 shares of Common Stock within 90 days of the date of this Prospectus, have agreed, pursuant to lock-up agreements, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of BT Alex. Brown Incorporated and Lehman Brothers Inc. for a period of 180 days from the date of this Prospectus. In addition, the Company has agreed pursuant to the Underwriting Agreement not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of BT Alex. Brown Incorporated and Lehman Brothers Inc. for a period of 180 days from the date of this Prospectus, other than pursuant to the Company's stock plans. See "Underwriting."

REGISTRATION RIGHTS

  After the completion of this offering, certain stockholders of the Company (the "Rightsholders") will be entitled to require the Company to register under the Act up to a total of up to approximately 4,939,146 shares of outstanding Common Stock (the "Registrable Shares") under the terms of a certain agreement among the Company and the Rightsholders (as amended, the "Registration Agreement"). The Registration Agreement provides that in the event the Company proposes to register any of its securities under the Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some of such Registrable Shares from such registration. The Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file registration statements with respect to their Registrable Shares beginning 181 days after the effective date of this offering. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for future sale may have on the market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities. See "Risk Factors--Ownership of R.R. Donnelley" and "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Smith Barney Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
        UNDERWRITERS                                                    SHARES
        ------------                                                   ---------
   BT Alex. Brown Incorporated........................................
   Lehman Brothers Inc................................................
   J.P. Morgan Securities Inc. .......................................
   Smith Barney Inc...................................................
                                                                       ---------
       Total.......................................................... 3,445,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  R.R. Donnelley and its affiliates have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 516,750 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,445,000, and R.R. Donnelley and its affiliates will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,445,000 shares are being offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company and certain stockholders of the Company have agreed pursuant to certain agreements that, subject to certain limited exceptions, they will not, without the prior written consent of BT Alex. Brown Incorporated and Lehman Brothers Inc., offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus. See "Shares Eligible for Future Sale."

  Certain of the Underwriters from time to time have performed various services for the Company and its affiliates and R.R. Donnelley, including in connection with the Reorganization.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein. The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it could discourage resales of the security by purchasers in this offering. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Representatives of the Underwriters have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Representatives of the Underwriters and a Pricing Committee of the Board of Directors that will include a representative of R.R. Donnelley. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr llp, Boston, Massachusetts, and certain matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, llp, Boston, Massachusetts.

                                    EXPERTS

  The Consolidated Financial Statements and Schedule included in this Prospectus have been audited by Arthur Andersen llp, independent public accountants, as stated in their reports appearing in this Prospectus and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September
 30, 1997.................................................................  F-3
Consolidated Statements of Income for Each of the Three Years in the Peri-
 ods Ended December 31, 1994, 1995 and 1996 and for the Nine Month Periods
 Ended September 30, 1996 and 1997........................................  F-4
Consolidated Statements of Stockholders' Investment for Each of the Three
 Years in the Periods Ended December 31, 1994, 1995 and 1996 and for the
 Nine Month Period Ended September 30, 1997...............................  F-5
Consolidated Statements of Cash Flows for Each of the Three Years in the
 Periods Ended
 December 31, 1994, 1995 and 1996 and for the Nine Month Periods Ended
 September 30, 1996 and 1997..............................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stream International Inc.:

  We have audited the accompanying consolidated balance sheets of Stream International Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' investment and cash flows for the years ended December 31, 1994, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stream International Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                 /s/ Arthur Andersen LLP
                                          _____________________________________
                                                    ARTHUR ANDERSEN LLP

Boston, Massachusetts

April 30, 1997 (except with respect
 to the matters discussed in Note
 13, as to which the date is
 December 23, 1997)

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

             DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                   DECEMBER 31,
                                                  --------------- SEPTEMBER 30,
                                                   1995    1996       1997
                                                  ------- ------- -------------
                                                                   (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................... $    21 $ 1,142    $11,102
  Accounts receivable, less allowance for doubt-
   ful accounts of $156 in 1995, $304 in 1996 and
   $277 in the nine month period ended September
   30, 1997......................................  21,981  35,636     35,406
  Deferred income taxes..........................     190   1,323      2,720
  Prepaid expenses...............................   1,706   1,345      2,218
  Other current assets...........................      64     339        753
                                                  ------- -------    -------
    Total current assets.........................  23,962  39,785     52,199
                                                  ------- -------    -------
PROPERTY AND EQUIPMENT:
  Building and leasehold improvements............   1,454   5,455      4,716
  Equipment and furniture........................  34,856  53,695     53,362
  Construction in process........................   2,893      82      2,355
                                                  ------- -------    -------
                                                   39,203  59,232     60,433
  Accumulated depreciation.......................   9,962  22,415     27,526
                                                  ------- -------    -------
  Net property and equipment.....................  29,241  36,817     32,907
OTHER ASSETS.....................................     395     385      1,876
                                                  ------- -------    -------
    Total assets................................. $53,598 $76,987    $86,982
                                                  ======= =======    =======
    LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current portion of long-term debt.............. $   --  $   837    $   808
  Accounts payable...............................   2,708   1,344      1,796
  Other accrued liabilities......................   7,079  11,919     21,832
  Nonrecurring charge accrual....................     --    4,500      4,897
  Current portion of capital lease obligation....     825   1,275        478
                                                  ------- -------    -------
    Total current liabilities....................  10,612  19,875     29,811
                                                  ------- -------    -------
LONG-TERM DEBT...................................     --    3,348      3,228
DEFERRED INCOME TAXES............................     288     497        580
LONG-TERM PORTION OF CAPITAL LEASE OBLIGATION....   1,734     604        387
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' INVESTMENT:
  Net parent company investment..................  40,947  52,584     52,926
  Cumulative translation adjustment..............      17      79         50
                                                  ------- -------    -------
    Total stockholders' investment...............  40,964  52,663     52,976
                                                  ------- -------    -------
    Total liabilities and stockholders' invest-
     ment........................................ $53,598 $76,987    $86,982
                                                  ======= =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND THE NINE MONTH PERIODS
                     ENDED SEPTEMBER 30, 1996 AND 1997

                   (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                   -------------------------  ------------------
                                    1994    1995      1996      1996      1997
                                   ------- -------  --------  --------  --------
                                                                 (UNAUDITED)
Revenues.........................  $37,388 $78,243  $155,498  $109,399  $139,308
Operating expenses:
  Cost of services...............   22,891  57,338   117,309    83,580    99,476
  Selling, general and adminis-
   trative
   expenses......................   10,646  23,994    39,110    27,649    34,583
  Nonrecurring charges...........      --      --      4,500       --      2,000
                                   ------- -------  --------  --------  --------
                                    33,537  81,332   160,919   111,229   136,059
Income (loss) from operations....    3,851  (3,089)   (5,421)   (1,830)    3,249
Interest expense.................      --      --        188       145       124
                                   ------- -------  --------  --------  --------
Income (loss) before income tax-
 es..............................    3,851  (3,089)   (5,609)   (1,975)    3,125
Provision (benefit) for income
 taxes...........................    1,724    (817)     (924)     (485)    1,783
                                   ------- -------  --------  --------  --------
Net income (loss)................  $ 2,127 $(2,272) $ (4,685) $ (1,490) $  1,342
                                   ======= =======  ========  ========  ========
Pro forma net income per common
 share...........................  $   .33 $  (.35) $   (.72) $   (.23) $    .21
                                   ======= =======  ========  ========  ========
Pro forma weighted average common
 shares outstanding..............    6,389   6,438     6,480     6,470     6,489
                                   ======= =======  ========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND THE NINE MONTHS ENDED
                            SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                          NET PARENT   COMMON STOCK   ADDITIONAL          CUMULATIVE
                           COMPANY   ----------------  PAID-IN   RETAINED ADJUSTMENT
                          INVESTMENT SHARES PAR VALUE  CAPITAL   EARNINGS TRANSLATION  TOTAL
                          ---------- ------ --------- ---------- -------- -----------  -----
BALANCES AT DECEMBER 31,
 1993...................   $ 3,198      0       $0       $ 0       $ 0       $  0     $ 3,198
Net income..............     2,127                                                      2,127
Translation adjustment..                                                       (3)         (3)
Net transfers from
 parent company.........     7,281                                                      7,281
                           -------    ---      ---       ---       ---       ----     -------
BALANCES AT DECEMBER 31,
 1994...................    12,606      0        0         0         0         (3)     12,603
Net loss................    (2,272)                                                    (2,272)
Translation adjustment..                                                       20          20
Net transfers from
 parent company.........    30,613                                                     30,613
                           -------    ---      ---       ---       ---       ----     -------
BALANCES AT DECEMBER 31,
 1995...................    40,947      0        0         0         0         17      40,964
Net loss................    (4,685)                                                    (4,685)
Translation adjustment..                                                       62          62
Net transfers from
 parent company.........    16,322                                                     16,322
                           -------    ---      ---       ---       ---       ----     -------
BALANCES AT DECEMBER 31,
 1996...................    52,584      0        0         0         0         79      52,663
Net income (unaudited)..     1,342                                                      1,342
Translation adjustment..                                                      (29)        (29)
Net transfers from (to)
 parent Company.........    (1,000)                                                    (1,000)
                           -------    ---      ---       ---       ---       ----     -------
BALANCES AT SEPTEMBER
 30, 1997 (UNAUDITED)...   $52,926      0       $0       $ 0       $ 0       $ 50     $52,976
                           =======    ===      ===       ===       ===       ====     =======



  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                 NINE MONTHS
                                                                    ENDED
                                   YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                  ---------------------------  ----------------
                                   1994      1995      1996     1996     1997
                                  -------  --------  --------  -------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIV-
 ITIES:
  Net income (loss).............  $ 2,127  $ (2,272) $ (4,685) $(1,490) $ 1,342
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
    Nonrecurring charge.........      --        --      4,500      --     2,000
    Depreciation and amortiza-
     tion.......................    2,600     6,233    12,624    9,777   10,806
    (Gain) loss on disposal of
     fixed assets...............     (175)      --         14      522      250
    Deferred income taxes.......     (187)      285      (924)     (94)  (1,314)
  Changes in assets and liabili-
   ties:
    Accounts receivable--net....   (4,581)  (14,052)  (13,655)  (1,529)    (339)
    Prepaid expenses............     (475)   (1,125)      361    1,117     (905)
    Other current assets........     (125)       61      (275)    (480)    (404)
    Other noncurrent assets.....     (223)     (154)       10       19   (1,491)
    Accounts payable............      254     2,001    (1,364)  (1,746)     509
    Accrued liabilities.........      908     3,735     4,840   (1,880)  10,537
    Nonrecurring charge usage...      --        --        --       --    (1,538)
                                  -------  --------  --------  -------  -------
  Net cash provided by (used in)
   operating
   activities...................      123    (5,288)    1,446    4,216   19,453
                                  -------  --------  --------  -------  -------
CASH FLOWS FROM INVESTING ACTIV-
 ITIES:
  Purchase of property and
   equipment....................   (7,748)  (24,053)  (20,014) (19,391)  (8,629)
  Proceeds from sale of fixed
   assets.......................    1,640       --        280      --     1,000
                                  -------  --------  --------  -------  -------
Net cash used in investing ac-
 tivities.......................   (6,108)  (24,053)  (19,734) (19,391)  (7,629)
                                  -------  --------  --------  -------  -------
CASH FLOWS FROM FINANCING ACTIV-
 ITIES:
  Payments under capital lease
   obligations..................   (1,133)   (1,433)   (1,160)    (601)    (977)
  Net transfers from (to) parent
   company......................    7,281    30,613    16,322   15,772   (1,000)
  Net proceeds from long-term
   borrowings...................      --        --      4,185      --       --
                                  -------  --------  --------  -------  -------
  Net cash provided by (used in)
   financing activities.........    6,148    29,180    19,347   15,171   (1,977)
                                  -------  --------  --------  -------  -------
Effect of exchange rate changes
 on cash and cash equivalents...       (3)       20        62      (13)     113
                                  -------  --------  --------  -------  -------
NET INCREASE (DECREASE) IN CASH
 AND CASH
 EQUIVALENTS....................      160      (141)    1,121      (17)   9,960
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD............        2       162        21       21    1,142
                                  -------  --------  --------  -------  -------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD......................  $   162  $     21  $  1,142  $     4  $11,102
                                  =======  ========  ========  =======  =======
Supplemental disclosure
 of noncash financing
 activities:
Assets acquired through capital
 lease..........................  $ 3,601  $     53  $    480  $   480  $   --
Supplemental disclosure of cash
 flow information:
Cash paid during the period for
 interest.......................  $   --   $    --   $    188  $   145  $   124

  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

1. NATURE OF OPERATIONS

  Stream International Inc. (the "Company") is a worldwide provider of outsource technical support services over the telephone, e-mail and the Internet. The Company provides support services primarily to customers of leading software publishers, hardware manufacturers and online service providers. The Company operates call centers in the U.S., France, the Netherlands and the United Kingdom.

2. THE REORGANIZATION

  The Company's outsource technical support business began in 1992 as a unit of Corporate Software Incorporated ("CSI"), which sold and licensed software products and services to major corporations (to be known as the "Corporate Software & Technology Business"). CSI established its technical support business unit in response to demands from key clients that were increasingly seeking to outsource technical support. In 1995, CSI and the Global Software Services Division (to be known as "Modus Media International" or the "MMI Business") of R.R. Donnelley & Sons Company ("R.R. Donnelley") combined to form the Stream family of companies (the "CSI-MMI Merger"). Modus Media International is a leading provider of outsource manufacturing services to major software publishers and OEMs.

  Historically, the Company conducted its business as a unit of its parent company, Stream International Holdings Inc. (prior to the Reorganization described below, the "Parent Company"). Prior to the closing of the proposed initial public offering (see Note 13), the Parent Company will effect a reorganization (the "Reorganization"), pursuant to which the Parent Company will (i) contribute to two wholly-owned subsidiaries (the "Spin-Off Subsidiaries") its Corporate Software & Technology Business and MMI Business,
(ii) distribute to the Parent Company's stockholders all of the outstanding voting stock of the Spin-Off Subsidiaries, (iii) assume approximately $81.3 million in indebtedness to R.R. Donnelley and exchange such indebtedness for common stock and (iv) effect a one-for-12.35 reverse stock split of the Company's Common Stock.

  Upon consummation of the Reorganization, the only business conducted by the Company will be the outsource technical support business. Accordingly, these financial statements exclude the results of the Spin-Off Subsidiaries and include only the results of the outsource technical support business, the business to be conducted by the Company after the Reorganization. In connection with the Reorganization, Stream International Holdings Inc. will change its name to "Stream International Inc." As used herein, the "Company" and "Stream" refer to Stream International Holdings Inc. after giving effect to the foregoing name change and the Reorganization.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of the Company and its foreign operations. The accounts of the Company's foreign operations have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Operating results through the consummation of the Reorganization are recorded as a return of capital to or contributions from the Parent Company.

INTERIM FINANCIAL STATEMENTS

  The unaudited financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and September 30, 1997, in the opinion of management include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such information. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full year.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

CASH AND CASH EQUIVALENTS

  The Company considers all cash and investments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets ranging from 3 to 7 years. Leasehold improvements are amortized over the shorter of the related lease term or the useful life of the asset. Maintenance and repair costs are charged to expense as incurred. The cost and the related accumulated depreciation of assets retired or disposed of are eliminated and any resulting gains or losses are recognized in income.

DEFERRED START-UP COSTS

  Deferred start-up costs include costs associated with the hiring and training of employees for significant new contracts. Deferred start-up costs are charged to operations over a six month period upon the commencement of the new contract.

DEFERRED GRANTS

  The Company periodically receives grants for the hiring and training of new employees. These grants are deferred and recognized in the period the related expense was incurred.

REVENUE RECOGNITION

  The Company recognizes revenues at the time services are performed. The Company has certain contracts which are billed in advance. Amounts billed but not earned under these contracts are excluded from revenues and included in deferred income.

INCOME TAXES

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Income taxes are determined based on income reported in the financial statements on a separate return basis, regardless of when such taxes are payable. Any related current tax liability (benefit) is reflected as an increase (decrease) in net parent company investment. Future tax benefits related to foreign subsidiaries are recognized to the extent realization of such benefits is more likely to occur than not. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is realizable, based upon the realization criteria defined in SFAS 109.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

  Certain costs and expenses allocable to the Company by the Parent Company have been allocated based on management's estimates. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. The historical operating impact may not be indicative of future results. See Note 6, "Related Party Transactions."

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

NEW ACCOUNTING PRONOUNCEMENTS

  The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") effective January 1, 1996. In accordance with the requirements of SFAS 121, the Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived assets may not be recoverable. When such events or circumstances indicate the carrying value of an asset may be impaired, the Company uses an estimate of the future undiscounted cash flows to be derived from the asset over the remaining useful life of the asset to assess whether or not the asset is recoverable. If the future undiscounted cash flows to be derived over the life of the asset do not exceed the asset's net book value, the Company recognizes an impairment loss for the amount by which the net book value of the asset exceeds its estimated fair market value. As discussed further in
Note 5, the Company recognized losses relating to certain assets not expected to be utilized after the Reorganization that totaled approximately $1.4 million during the year ended December 31, 1996. This impairment charge has been included as a component of the nonrecurring charges in the Company's Consolidated Statements of Income for the period ended December 31, 1996. No other impairment losses were recognized during the year ended December 31, 1996.

4. SIGNIFICANT CLIENTS AND CONCENTRATIONS OF CREDIT RISK

  A majority of the Company's revenues are attributable to clients operating in the information technology industry. Revenues from significant clients, defined as revenues in excess of 10% of total revenues, and the revenues as a percentage of total sales for the periods ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 are as follows (dollar amounts in thousands):

                                                              NINE MONTHS ENDED
                          YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                    -------------------------------------  ------------------------
                       1994         1995         1996         1996         1997
                    -----------  -----------  -----------  -----------  -----------
                       $     %      $     %      $     %      $     %      $     %
                    ------- ---  ------- ---  ------- ---  ------- ---  ------- ---
  Customer A....... $27,427  73% $44,207  57% $62,188  40% $45,811  42% $62,868  45%
  Customer B.......    *     *   $ 8,562  11% $18,904  12% $16,695  15%    *     *
  Customer C.......    *     *      *     *   $19,822  13%    *     *   $32,341  23%
  Customer D.......    *     *      *     *   $19,067  12% $14,531  13%    *     *

--------
* Accounted for less than 10% of total revenues for the period indicated.

  The loss of one or more of its significant clients could have a material adverse effect on the Company's business, operating results or financial condition.

  Financial instruments which potentially subject the Company to concentrations of credit risk are limited to trade accounts receivable. The Company does not require collateral or other security to support client receivables. The Company performs periodic credit evaluations of its clients to minimize collection risks on trade accounts receivable and maintains allowances for potentially uncollectible accounts.

5. NONRECURRING CHARGES

  During the year ended December 31, 1996, the Company recorded a charge associated with the consolidation of certain European locations, including the accrual of remaining lease obligations and the write-off of leasehold improvements and certain other assets not expected to be utilized after the Reorganization. The Company also recorded a one-time charge for costs associated with recruiting certain members of management and establishing new compensation and benefit plans.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

  During the period ended September 30, 1997, the Company recorded an additional charge associated with the consolidation of certain European locations relating to employee termination benefits.

6. RELATED PARTY TRANSACTIONS

  The Company's net parent company investment represents the Parent Company's cumulative equity funding of operations and does not constitute intercompany debt.

  Historically, certain treasury, legal, tax, financial, accounting, information technology and other services were performed centrally. Costs of those services have been allocated among the Company and the Spin-Off Subsidiaries using allocation methods that management believes are reasonable. Total expenses allocated to the Company amounted to $3,170,000, $5,208,000 and $7,722,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $5,459,000 and $438,000 for the nine month periods ended September 30, 1996 and 1997, respectively.

  The Company and the Spin-Off Subsidiaries will enter into agreements (collectively, the "Transitional Service Agreements") for the continued provision following the Reorganization of certain services formerly shared among such entities. Pursuant to the Transitional Service Agreements, the Company will receive from the Spin-Off Subsidiaries certain tax, employee benefits and other services and will provide to the Spin-Off Subsidiaries certain legal and information technology services.

  The Company and the Spin-Off Subsidiaries will enter into a tax sharing agreement under which the Spin-Off Subsidiaries will indemnify the Company, and the Company will indemnify the Spin-Off Subsidiaries, in respect of any taxes relating to their respective businesses prior to the consummation of the Reorganization, after taking into account the net operating loss carryforwards and other tax attributes of the Company immediately prior to consummation of the Reorganization. The tax sharing agreement also defines the parties' obligations with respect to filing tax returns, and their rights and obligations with respect to claims made by the Internal Revenue Service or other taxing authority with respect to periods prior to the date of the Reorganization.

7. INCOME TAXES

  The components of income/(loss) before income taxes are as follows:

                                                                 NINE MONTHS
                                                                    ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                   ---------------------------  ---------------
                                    1994      1995      1996     1996     1997
                                   -------  --------  --------  -------  ------
                                        (IN THOUSANDS)           (UNAUDITED)
Domestic.......................... $ 4,315  $ (2,045) $ (2,307) $(1,213) $5,199
Foreign...........................    (464)   (1,044)   (3,302)    (762) (2,074)
                                   -------  --------  --------  -------  ------
                                   $ 3,851  $ (3,089) $ (5,609) $(1,975) $3,125
                                   =======  ========  ========  =======  ======

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

  The components of the provision for income taxes are as follows:

                                                               NINE MONTHS
                                                                  ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                               ----------------------------   ----------------
                                 1994      1995      1996      1996     1997
                               --------  --------   -------   ------   -------
                                    (IN THOUSANDS)             (UNAUDITED)
Current provision:
 Federal.....................  $  1,547  $   (893)  $    (1)  $ (390)  $ 2,451
 State.......................       364      (209)        1      (74)      646
 Foreign.....................       --        --        --        73       --
                               --------  --------   -------   ------   -------
                                  1,911    (1,102)      --      (391)    3,097
                               --------  --------   -------   ------   -------
Deferred provision:
 Federal.....................      (151)      231      (748)     (76)   (1,064)
 State.......................       (36)       54      (176)     (18)     (250)
                               --------  --------   -------   ------   -------
                                   (187)      285      (924)     (94)   (1,314)
                               --------  --------   -------   ------   -------
                               $  1,724  $   (817)  $  (924)  $ (485)  $ 1,783
                               ========  ========   =======   ======   =======

  The following reconciles the Company's effective tax rate to the federal statutory rate for the years ended December 31, 1994, 1995 and 1996, and for the nine month periods ended September 30, 1996 and 1997:

                                                               NINE MONTHS
                                                                  ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                               ----------------------------   ----------------
                                 1994      1995      1996      1996     1997
                               --------  --------   -------   ------   -------
Federal statutory rate.......      35.0%    (35.0)%   (35.0)%  (35.0)%    35.0%
State income taxes, net of
 federal deduction...........       5.5      (3.3)     (2.0)    (3.0)      8.2
Change in valuation allowance
 and other items.............       4.3      11.9      20.5     13.4      13.9
                               --------  --------   -------   ------   -------
                                   44.8%    (26.4)%   (16.5)%  (24.6)%    57.1%
                               ========  ========   =======   ======   =======

  The Company's deferred income tax assets and liabilities are summarized as follows:

                                                                   NINE MONTHS
                                                                      ENDED
                                       YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                       -------------------------  -------------
                                        1994    1995      1996        1997
                                       ------- -------  --------  -------------
                                           (IN THOUSANDS)          (UNAUDITED)
Deferred tax assets:
 Allowance for doubtful accounts...... $   34  $    62  $    121     $   752
 Accrued liabilities..................    295      491     1,495       1,968
 Foreign operating losses not
  benefited and other items...........    180      536     1,586       1,710
                                       ------  -------  --------     -------
                                          509    1,089     3,202       4,430
 Valuation allowance..................   (180)    (536)   (1,586)     (1,710)
                                       ------  -------  --------     -------
    Total deferred tax asset.......... $  329  $   553  $  1,616     $ 2,720
                                       ======  =======  ========     =======
Deferred tax liabilities:
 Property, plant & equipment.......... $ (142) $  (651) $   (790)    $  (580)
                                       ------  -------  --------     -------
 Net deferred tax asset (liability)... $  187  $   (98) $    826     $ 2,140
                                       ======  =======  ========     =======

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

  The current net operating and capital losses and the net operating loss carryforwards, capital loss carryovers, credits and tax attributes of the Company as of the closing date of the Reorganization (to the extent not utilized to offset income or taxes relating to the businesses of the Company and Spin-Off Subsidiaries prior to consummation of the Reorganization or to offset income or taxes that arise as a result of the Reorganization) may be available to offset taxable income of the Company in periods after the date of the Reorganization.

8. DEBT

  During 1996, a foreign subsidiary of the Company entered into a Debt Agreement with a bank to finance capital purchases for the Northern Ireland facility. The original loan balance of 2.5 million pounds sterling accrues interest at the London Interbank Market Rate plus 0.65% per annum. The loan is to be repaid in equal annual installments of 500,000 pounds sterling commencing October 1997. Under the terms of the agreement, the foreign subsidiary is required to comply with a number of affirmative and negative covenants. As of December 31, 1996, the foreign subsidiary was in compliance with the covenants of the agreement.

9. STOCKHOLDERS' INVESTMENT

  In connection with the CSI--MMI Merger in 1995, the Parent Company established the Stream 1995 Stock Option Plan (the "1995 Stock Option Plan"), the 1995 California Stock Option Plan (the "1995 California Plan") and the 1995 Replacement Option Plan. The 1995 Stock Option Plan and the 1995 California Plan provided for the issuance of up to an aggregate of 4,000,000 shares at exercise prices not less than fair market value on the date of grant. The 1995 Replacement Option Plan provided for the issuance of 838,125 shares granted to replace options previously granted by CSI. This latter plan terminated on December 31, 1995 except with respect to outstanding options.

  Prior to the Reorganization, the Parent Company reduced the exercise price of all outstanding options to purchase common stock (subject to certain exceptions) to equal the fair market value of the Parent Company's common stock. At the effective date of the Reorganization, outstanding awards under the Parent Company's stock option plans will be replaced by substitute awards such that for each option currently held, the option holder will receive an option in the Company and options in each of the Spin-Off Subsidiaries. The substitute awards will have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions of the options that they will replace.

10. EMPLOYEE BENEFIT PLANS

SAVINGS AND RETIREMENT PROGRAM

  Substantially all of the Company's domestic employees who meet certain requirements are eligible to participate in the Parent Company's defined contribution (401(k)) plan. Participants may make contributions to the plan from 1% to 15% of their compensation, as defined. The Company contributes an amount equal to 50% of the employee's contributions to the 401(k) plan, not to exceed 3% of the employee's annual compensation. Company contributions are fully vested after four years of service. The portion of the Parent Company's contributions and costs attributable to the Company amounted to approximately $215,000, $119,000, and $313,000, for each of the years ended December 31, 1994, 1995 and 1996, respectively, and $235,000, and $369,000, for the nine month periods ended September 30, 1996 and 1997, respectively.

11. COMMITMENTS AND CONTINGENCIES

  The Company leases office space and various equipment. These leases are mainly accounted for as operating leases. Rental costs under operating lease agreements were approximately $2,173,000,

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

$4,000,000, and $5,765,000 for the years ended December 31, 1994, 1995 and
1996, respectively, and $4,559,000 and $3,858,000 for the nine month periods ended September 30, 1996 and 1997, respectively.

  The Company leases certain equipment used at its call centers. The leases are mainly accounted for as capital leases. The gross amounts of property and equipment representing capital leases in the accompanying consolidated balance sheets at December 31, 1995 and 1996 and September 30, 1997 were approximately $3,614,000, $4,094,000, and $3,504,000, respectively. Corresponding amounts of accumulated depreciation were $2,069,000, $3,071,000, and $3,737,000, respectively. Depreciation of capital lease assets is included in depreciation and amortization expenses of property and equipment.

  Minimum future lease obligations at December 31, 1996 and September 30, 1997 are as follows:

                                     DECEMBER 31, 1996      SEPTEMBER 30, 1997
                                   ----------------------  --------------------
                                    OPERATING   CAPITAL     OPERATING  CAPITAL
                                     LEASES      LEASES      LEASES     LEASES
                                   ----------- ----------  ----------- --------
   Year ended December 31:
     1997........................  $ 5,488,000 $1,354,000  $ 1,632,000 $281,000
     1998........................    5,468,000    581,000    5,886,000  581,000
     1999........................    4,959,000     50,000    5,377,000   50,000
     2000........................    3,142,000     11,000    3,595,000   11,000
     2001........................    1,240,000        --     1,697,000      --
     Thereafter..................    1,339,000        --     4,695,000      --
                                   ----------- ----------  ----------- --------
   Total minimum payments........  $21,636,000  1,996,000  $22,882,000  923,000
                                   ===========             ===========
   Less: Amount representing
    interest.....................                (117,000)              (58,000)
                                               ----------              --------
   Present value of minimum lease
    payments.....................              $1,879,000              $865,000
                                               ==========              ========

  In October 1997, the Company entered into a 5 year building lease in Amsterdam, the Netherlands. The building will house the Company's call center operations in Amsterdam. Under the terms of the lease, the Company's minimum obligation will be approximately 1,470,000 dutch guilders per year.

  The Company has a 40% ownership interest in a joint venture accounted for under the equity method. As of December 31, 1996, the Company's share of the joint venture's cumulative losses exceeded its investment by approximately $460,000. This amount has not been recorded as the Company has no commitment to fund the joint venture or guarantee the joint venture's debt. As of September 30, 1997, the Company's share of the joint venture's cumulative losses did not exceed its investment.

  In connection with the Reorganization, the Company and the Spin-Off Subsidiaries will enter into agreements which contain general indemnities between the Company and the Spin-Off Subsidiaries. Under the agreements each of the Spin-Off Subsidiaries will indemnify the Company for any losses, liabilities or damages (including legal fees) in connection with any liability, claim or action assumed by such Spin-Off Subsidiary and the Company will indemnify the Spin-Off Subsidiaries in connection with any liability, claim or action retained by the Company.

  In May 1994, certain former stockholders of CSI commenced appraisal proceedings against CSI in Delaware seeking appraisal rights for their shares under Section 262 of the Delaware General Corporation

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)
Law. One of the Spin-Off Subsidiaries will agree to indemnify the Company for any liability incurred as a result of the proceedings.

  In addition, the Company is a party to certain litigation arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the operations or financial condition of the Company. With respect to such matters not involving the outsource technical support business, the Spin-Off Subsidiaries and R.R. Donnelley will agree to indemnify the Company for any liability incurred as a result of the proceedings, subject to certain limitations.

12. GEOGRAPHIC INFORMATION

  The Company predominantly provides outsource technical support services to the information technology industry. A summary of the Company's operations by geographic area is as follows:

                                      DECEMBER 31,            SEPTEMBER 30,
                                --------------------------  ------------------
                                 1994     1995      1996      1996      1997
                                -------  -------  --------  --------  --------
                                     (IN THOUSANDS)            (UNAUDITED)
Revenues:
 United States................. $35,029  $70,406  $134,741  $ 93,886  $124,047
 Europe........................   2,359    7,837    20,757    15,513    15,261
                                -------  -------  --------  --------  --------
                                $37,388  $78,243  $155,498  $109,399  $139,308
                                =======  =======  ========  ========  ========
Income (loss) from operations:
 United States................. $ 3,974  $(1,863) $   (185) $   (540) $  7,715
 Europe........................    (123)  (1,226)   (5,236)   (1,290)   (4,466)
                                -------  -------  --------  --------  --------
                                $ 3,851  $(3,089) $ (5,421) $ (1,830) $  3,249
                                =======  =======  ========  ========  ========
Identifiable assets:
 United States................. $19,003  $47,491  $ 65,084  $ 47,702  $ 72,123
 Europe........................   1,590    6,107    11,903    11,176    14,859
                                -------  -------  --------  --------  --------
                                $20,593  $53,598  $ 76,987  $ 58,878  $ 86,982
                                =======  =======  ========  ========  ========

13. SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING


  The Company filed a Form S-1 for an initial public offering ("IPO") of common stock on December 23, 1997, of which the Reorganization is a condition precedent to the closing. Pro forma earnings per share have been computed based on the weighted average number of shares outstanding giving effect to the Reorganization, which is discussed in Note 2. In connection with the Reorganization, the Parent Company's stock option plans will be replaced by substitute awards, as discussed in Note 9. The effect of dilutive common stock options is immaterial for all periods presented.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

          (SEPTEMBER 30, 1996 AND 1997 INFORMATION IS UNAUDITED)

  If the Reorganization had been completed at September 30, 1997, the outstanding options and the pro forma weighted average exercise prices would have been 330,496 shares and $39.22, respectively. Upon the effectiveness of this offering, the Company plans to reduce the exercise price of 152,319 of these options to a price equal to 100% of the initial public offering price.

                    [INSIDE BACK COVER PAGE OF PROSPECTUS]

"WORLD-CLASS QUALITY." BELOW THE STATEMENT ARE PICTURES OF THREE AWARDS WITH THE FOLLOWING CORRESPONDING STATEMENTS: "STREAM HAS WON THE SOFTWARE SUPPORT PROFESSIONALS ASSOCIATION STAR (SOFTWARE TECHNICAL ASSISTANCE RECOGNITION) AWARD FOR THE PAST FOUR YEARS." "IN 1996, MICROSOFT RECOGNIZED STREAM FOR EXCELLENCE IN TECHNICAL SUPPORT AS A MICROSOFT AUTHORIZED SUPPORT CENTER." "STREAM WAS AWARDED EUROCHANNEL'S INNOVATOR AWARD IN 1996."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   13
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   15
Selected Consolidated Financial and Operating Data........................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   23
Management................................................................   33
Certain Transactions......................................................   40
The Reorganization........................................................   42
Principal and Selling Stockholders........................................   45
Description of Capital Stock..............................................   47
Shares Eligible for Future Sale...........................................   49
Underwriting..............................................................   51
Legal Matters.............................................................   53
Experts...................................................................   53
Additional Information....................................................   53
Index to Consolidated Financial Statements................................  F-1

                                 ------------

 UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Shares

                                     LOGO

                                 Common Stock

                                 ------------
                                  PROSPECTUS
                                 ------------

                                BT ALEX. BROWN
                                LEHMAN BROTHERS
                               J.P. MORGAN & CO.
                          SALOMON SMITH BARNEY

                                   , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC Registration Fee............................................. $   45,455
   NASD Filing Fee..................................................     15,500
   NASD Expenses....................................................     10,000
   Nasdaq Listing Fee...............................................     50,000
   Blue Sky Fees and Expenses.......................................      7,000
   Transfer Agent and Registrar Fees................................      5,000
   Accounting Fees and Expenses.....................................    400,000
   Legal Fees and Expenses..........................................    750,000
   Printing, Engraving and Mailing Expenses.........................    400,000
   Miscellaneous....................................................    317,045
                                                                     ----------
     Total.......................................................... $2,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation, as in effect upon the closing of this offering (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article EIGHTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines by clear and convincing evidence that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article EIGHTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

  Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order below is information regarding the number of shares of capital stock and other securities granted as options or issued by the Registrant since the Registrant's inception in February 1995. Further included is the consideration, if any, received by the Registrant for such shares of capital stock and other securities, as well as information relating to the section of the Act or rule of the Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Act and none of the securities issued by the Registrant were registered under the Act. The information presented in this Item 15 has not been adjusted to reflect the reverse stock split of the Company's Common Stock, the repricing of options and the adjustment to options in connection with the Reorganization, or the Reorganization to be effected prior to the consummation of this offering.

  (a) Issuances of Capital Stock

  1. In April 1995, the Registrant issued in connection with the CSI-MMI Merger an aggregate of 7,280,000 shares of Class A Common Stock, 119,992 shares of Class B-N Common Stock and 1,623,696 shares of Class B-V Common Stock.

  2. In September 1995, the Registrant issued in connection with a five-for-one stock split authorized by the Board of Directors an aggregate of 29,120,000 shares of Class A Common Stock, 479,968 shares of Class B-N Common Stock and 6,494,784 shares of Class B-V Common Stock.

  3. In September 1995, the Registrant sold 500,000 shares of Class A Common Stock to its Chairman of the Board at a purchase price of $6.00 per share and sold 83,333 shares of Class A Common Stock to its Co-President at a purchase price of $6.00 per share.

  4. In October 1995, the Registrant issued to an employee 900 shares of Class B-V Common Stock.

  5. In June 1996, the Registrant sold an aggregate of 460,133 shares of Class A Common Stock to employees at a purchase price of $6.00 per share.

  6. In June 1996, the Registrant sold to an affiliate of one of its directors an aggregate of 166,666 shares of Class A Common Stock at a purchase price of $6.00 per share.

  7. In August 1996, the Registrant sold to an employee of the Registrant an aggregate of 33,500 shares of Class A Common Stock at a purchase price of $6.00 per share.

  8. In December 1997, in connection with the Reorganization, the Registrant issued to R.R. Donnelley 33,687,421 shares of Class A-1 Common Stock in exchange for the cancellation of approximately $81.3 million of indebtedness.

  (b) Grants and Exercises of Stock Options

  Since its incorporation in February 1995, the Registrant has issued options to purchase an aggregate of 4,538,250 shares of Class A Common Stock at exercise prices ranging from $6.00 to $14.50 per share and 838,125 shares of Class B-V Common Stock at exercise prices ranging from $0.67 to $0.89 per share. During the same time period, the Registrant has issued a total of 1,981 shares of Class A Common Stock and 79,752 of Class B-V Common Stock pursuant to the exercise of options.

  The securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under Sections 3(b) and 4(2) of the Act, and Regulation D and Rule 701 thereunder, relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    EXHIBIT
      NO.                                 DESCRIPTION
    -------                               -----------
  1*           Form of Underwriting Agreement.
  3.1          Amended and Restated Certificate of Incorporation of the
                  Registrant.
  3.2          Amended and Restated By-Laws of the Registrant.
  3.3*         Form of Amended and Restated Certificate of Incorporation of the
                Registrant, to be effective immediately prior to the closing of this offering.
  4            Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
  5*           Opinion of Hale and Dorr llp with respect to the validity of the securities being offered.
 10.1+*        Microsoft Corporation Product Support Services Vendor Agreement
                dated as of November 25, 1997 between a subsidiary of the
                Registrant and Microsoft Corporation.
 10.2          Form of 1997 Stock Incentive Plan.
 10.3          Form of 1997 Director Stock Option Plan.
 10.4(degrees) 1995 Stock Option Plan, as amended.
 10.5(degrees) 1995 Replacement Stock Option Plan.
 10.6(degrees) 1995 California Stock Option Plan, as amended.
 10.7          Form of amendment to 1995 Stock Option Plan.
 10.8          Form of amendment to 1995 Replacement Stock Option Plan.
 10.9          Form of amendment to 1995 California Stock Option Plan.
 10.10         Contribution Agreement dated as of December 15, 1997 between the
                Registrant and the MMI Subsidiary.
 10.11         Contribution Agreement dated as of December 15, 1997 among the
                Registrant, the CS&T Subsidiary, and a subsidiary of the
                Registrant.
 10.12         Transitional Service Agreement dated as of December 15, 1997 between a subsidiary of the Registrant and the MMI Subsidiary.
 10.13         Transitional Service Agreement dated as of December 15, 1997 between a subsidiary of the Registrant and the CS&T Subsidiary.
 10.14         Tax Sharing Agreement dated as of December 15, 1997 among the
                Registrant and the Spin-Off Subsidiaries.

    EXHIBIT
      NO.                                 DESCRIPTION
    -------                               -----------
 10.15          Guaranty dated as of December 15, 1997 from R.R. Donnelley to the Registrant with respect to the MMI Subsidiary.
 10.16          Guaranty dated as of December 15, 1997 from R.R. Donnelley to the Registrant with respect to the CS&T Subsidiary.
 10.17          Registration Rights Agreement dated as of April 21, 1995 among the Registrant and the Stockholders named therein, including form of amendment thereto.
 10.18(degrees) Form of Management Retention Agreement entered into by the
                 Registrant with Stephen D.R. Moore and Judith G. Salerno.
 10.19(degrees) Promissory Note and Stock Pledge Agreement dated April 15, 1996 between Judith G. Salerno and the Registrant.
 10.20          Tax Reimbursement Agreement dated as of December 15, 1997
                 between the Registrant and R.R. Donnelley.
 10.21          Guaranty dated as of December 15, 1997 from the MMI Subsidiary to the Registrant.
 10.22          Guaranty dated as of December 15, 1997 from the CS&T Subsidiary to the Registrant.
 11*            Calculation of shares used in determining pro forma net income per common share.
 21             Subsidiaries of the Registrant.
 23.1*          Consent of Hale and Dorr llp (included in Exhibit 5).
 23.2           Consent of Arthur Andersen llp.
 24             Powers of Attorney (included on Signature Page).
 27             Financial Data Schedule.

--------
*To be filed by amendment.
(degrees)Previously filed.
+Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

  (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Act, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Massachusetts, on this 23rd day of December, 1997.

                                         STREAM INTERNATIONAL INC.

                                                  /s/ Stephen D.R. Moore
                                         By: __________________________________

                                               STEPHEN D.R. MOORE, CHIEF
                                                 EXECUTIVE OFFICER

                     POWER OF ATTORNEY AND SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Stephen D. R. Moore, Judith G. Salerno, Jeffrey D. Glidden and Mark G. Borden, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith.

             SIGNATURE                       TITLE                 DATE


                                      Chief Executive
    /s/ Stephen D. R. Moore            Officer and             December 23,
------------------------------------   Director                 1997
      STEPHEN D. R. MOORE              (Principal
                                       Executive Officer)


    /s/ Jeffrey D. Glidden            Chief Financial          December 23,
------------------------------------   Officer and Vice         1997
      JEFFREY D. GLIDDEN               President, Finance
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)


    /s/ Jonathan S. Lavine            Director                 December 23,
------------------------------------                            1997

      JONATHAN S. LAVINE


     /s/ Mark E. Nunnelly             Director                 December 23,
------------------------------------                            1997

       MARK E. NUNNELLY

              SIGNATURE                         TITLE                DATE


      /s/ John M. Richman               Director                 December 23,
-------------------------------------                             1997

        JOHN M. RICHMAN


     /s/ Judith G. Salerno              Director                December 23,
-------------------------------------                             1997

       JUDITH G. SALERNO

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           ON SUPPLEMENTARY SCHEDULE

                           STREAM INTERNATIONAL INC.

  We have audited, in accordance with generally accepted auditing standards, the financial statements of Stream International Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Registration Statement, and have issued our report thereon dated April 30, 1997. Our audit was made for the purpose of forming an opinion on those financial statements taken as a whole. The schedule listed in
Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

Boston, Massachusetts
April 30, 1997

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                   BALANCE AT  CHARGE TO
                                  BEGINNING OF COST AND              BALANCE AT
DESCRIPTION                          PERIOD    EXPENSES  WRITEOFFS  END OF PERIOD
-----------                       ------------ --------- ---------  -------------
Allowance for Doubtful Accounts,
 for the year ended December 31,
 1995...........................    $ 86,000   $ 81,000  $(11,000)    $156,000
Allowance for Doubtful Accounts,
 for the year ended December 31,
 1996...........................    $156,000   $148,000  $    --      $304,000
Allowance for Doubtful Accounts,
 for the period ended September
 30, 1997
 (Unaudited)....................    $304,000   $    --   $(27,000)    $277,000

                                 EXHIBIT INDEX

    EXHIBIT
      NO.                                 DESCRIPTION
    -------                               -----------
  1*            Form of Underwriting Agreement.
  3.1           Amended and Restated Certificate of Incorporation of the
                   Registrant.
  3.2           Amended and Restated By-Laws of the Registrant.
  3.3*          Form of Amended and Restated Certificate of Incorporation of
                 the Registrant, to be effective immediately prior to the
                 closing of this offering.
  4             Specimen Certificate for shares of Common Stock, $.01 par
                   value, of the Registrant.
  5*            Opinion of Hale and Dorr llp with respect to the validity of the securities being offered.
 10.1+*         Microsoft Corporation Product Support Services Vendor Agreement
                 dated as of November 25, 1997 between a subsidiary of the
                 Registrant and Microsoft Corporation.
 10.2           Form of 1997 Stock Incentive Plan.
 10.3           Form of 1997 Director Stock Option Plan.
 10.4(degrees)  1995 Stock Option Plan, as amended.
 10.5(degrees)  1995 Replacement Stock Option Plan.
 10.6(degrees)  1995 California Stock Option Plan, as amended.
 10.7           Form of amendment to 1995 Stock Option Plan.
 10.8           Form of amendment to 1995 Replacement Stock Option Plan.
 10.9           Form of amendment to 1995 California Stock Option Plan.
 10.10          Contribution Agreement dated as of December 15, 1997 between the Registrant and the MMI Subsidiary.
 10.11          Contribution Agreement dated as of December 15, 1997 among the
                 Registrant, the CS&T Subsidiary, and a subsidiary of the
                 Registrant.
 10.12          Transitional Service Agreement dated as of December 15, 1997 between a subsidiary of the Registrant and the MMI Subsidiary.
 10.13          Transitional Service Agreement dated as of December 15, 1997 between a subsidiary of the Registrant and the CS&T
                 Subsidiary.
 10.14          Tax Sharing Agreement dated as of December 15, 1997 among the
                 Registrant and the Spin-Off Subsidiaries.
 10.15          Guaranty dated as of December 15, 1997 from R.R. Donnelley to the Registrant with respect to the MMI Subsidiary.
 10.16          Guaranty dated as of December 15, 1997 from R.R. Donnelley to the Registrant with respect to the CS&T Subsidiary.
 10.17          Registration Rights Agreement dated as of April 21, 1995 among the Registrant and the Stockholders named therein, including form of amendment thereto.
 10.18(degrees) Form of Management Retention Agreement entered into by the
                 Registrant with Stephen D.R. Moore and Judith G. Salerno.
 10.19(degrees) Promissory Note and Stock Pledge Agreement dated April 15, 1996 between Judith G. Salerno and the Registrant.
 10.20          Tax Reimbursement Agreement dated as of December 15, 1997
                 between the Registrant and R.R. Donnelley.
 10.21          Guaranty dated as of December 15, 1997 from the MMI Subsidiary to the Registrant.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  10.22  Guaranty dated as of December 15, 1997 from the CS&T Subsidiary to the
          Registrant.
  11*    Calculation of shares used in determining pro forma net income per common share.
  21     Subsidiaries of the Registrant.
  23.1*  Consent of Hale and Dorr llp (included in Exhibit 5).
  23.2   Consent of Arthur Andersen llp.
  24     Powers of Attorney (included on Signature Page).
  27     Financial Data Schedule.

--------
*To be filed by amendment.
(degrees)Previously filed.
+Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.